SWEENEY & ASSOCIATES P.C.
                             ATTORNEYS AT LAW

7300 PENN AVENUE                                   TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190


                             December 20, 1996


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549
Attention:  S-1 Registration Statement

RE:  Diasense, Inc.
     Registration No. 33-82796
     Post-Effective Amendment No. 2 to the Form S-1 Registration Statement

Ladies and Gentlemen:

     The purpose of this Post-Effective Amendment is to update the Registration Statement with the financial information and audited financial statements for the Fiscal Year ended September 30, 1996.

     If you have any questions or need any additional information, please contact us at 412-731-1000.

                              Sincerely,

                              M. Kathryn Sweeney, Esq.

jdk

enclosure

cc:  David Staudenmaier, Diasense, Inc. (w/o enc.)

As filed with the Securities and Exchange Commission on December 20, 1996
                       Registration No. 33-82796

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                               ____________

                       POST-EFFECTIVE AMENDMENT NO. 2
                                    TO
                                 FORM S-1
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                               ____________
                              DIASENSE, INC.
          (Exact name of registrant as specified in its charter)

       Pennsylvania                        3845                  25-1605848
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification #)

                             2275 Swallow Hill Road
                            Building 2500; 2nd Floor
                         Pittsburgh, Pennsylvania 15220
                                 (412) 279-9740
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  ____________
                            Fred E. Cooper, President
                                 Diasense, Inc.
                             2275 Swallow Hill Road
                            Building 2500; 2nd Floor
                         Pittsburgh, Pennsylvania  15220
                                 (412) 279-9740
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  ____________
                                    Copy to:
                            M. Kathryn Sweeney, Esq.
                            Sweeney & Associates P.C.
                                7300 Penn Avenue
                         Pittsburgh, Pennsylvania  15208

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: /X/
                                  ____________

                         CALCULATION OF REGISTRATION FEE

Title of Each                   Proposed Maximum Proposed Maximum
Title of Each        Amount     Offering         Aggregate         Amount of
Class of Securities  to be      Price Per        Offering          Registration
Registered           Registered Security(1)      Price (1)         Fee (1)
-------------------- ---------- ---------------- ----------------  ------------
Common Stock Offered  3,000,000
by the Company. . . ..  shares      $ 3.50        $10,500,000       $3,281.25

Total  . . .  . . . . . . . . . . . . . . . . . . $10,500,000       $3,281.25
                                                  ===========       =========

TOTAL OF SEPARATELY NUMBERED PAGES 80
EXHIBIT INDEX ON SEQUENTIALLY NUMBERED PAGE 73

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Assumes an offering price of $3.50 per share, which may or may not necessarily be the maximum offering price (See, "USE OF PROCEEDS" and
     "PLAN OF DISTRIBUTION").
                                   ____________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                              DIASENSE, INC.
                         CROSS REFERENCE SHEET
ITEM                                                             SEQUENTIAL PAGE

1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus. . . . . . . . . . . . . . . . . . . . . . 1, 4

2.   Inside Front and Outside Back Cover Pages of Prospectus . . . . . . 5, 71

3.   Summary Information, Risk Factors and Ratio of Earnings
     to Fixed Charges
     Summary Information. . . . . . . . . . . . . . . . . . . . . . . . .5
     Risk Factors . . .  . . . . . . . . . . . . . . . . . . . . . . . . 8
     Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . .N/A

4.   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . 14

5.   Determination of Offering Price . . . . . . . . . . . . . . . . . . 14,47

6.   Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

7.   Selling Security Holders. . . . . . . . . . . . . . . . . . . . . . 39

8.   Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . 47

9.   Description of Securities to Be Registered. . . . . . . . . . . . . 44

10.  Interests of Named Experts and Counsel. . . . . . . . . . . . . . . 49

11.  Information with Respect to the Registrant
       Description of Business . . . . . . . . . . . . . . . . . . . . . 20
       Description of Property. . . . . . . . . . . . . . . . . . . . . .32
       Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .33
       Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . .N/A
       Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
       Related Stockholder Matters. . . . . . . . . . . . . . . . . . . .44
       Financial Statements . . . . . . . . . . . . . . . . . . . . . . .51
       Selected Financial Data. . . . . . . . . . . . . . . . . . . . . .17
       Supplementary Financial Information. . . . . . . . . . . . . . . .20
       Management's Discussion and Analysis of Financial Condition
         and Results of Operations . . . . . . . . . . . . . . . . . . . 18
       Changes In and Disagreements with Accountants. . . . . . . . . . .49
       Directors and Executive Officers . . . . . . . . . . . . . . . . .33
       Executive Compensation . . . . . . . . . . . . . . . . . . . . . .34
       Security Ownership of Certain Beneficial Owners and Management . .39
       Certain Relationships and Related Transactions . . . . . . . . . .41

12.  Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities . . . . . . . . . . . . . . . . . . . .72

                                   PROSPECTUS

                                11,602,553  Shares

                                 DIASENSE, INC.
                           4,649,290  Primary Shares
                           6,953,263  Warrant Shares

     This Prospectus relates to an offering consisting of: (i) the primary offering (the "Primary Offering") by Diasense, Inc., a Pennsylvania corporation ("Diasense" or the "Company") of 4,649,290 shares (the "Primary Shares") of Diasense's common stock, par value $0.01 per share (the "Common Stock") and (ii) the offering of 6,953,263 shares of Common Stock (the "Warrant Shares") issuable upon the exercise by holders ("Warrantholders") of outstanding warrants to purchase shares of Common Stock (the "Warrants") of Diasense. The shares previously listed and registered on behalf of certain selling shareholders, and referred to in the previous prospectus as secondary shares have not been included in this Prospectus because all of such shares have been held in excess of the restricted period set forth in Rule 144(k) of the Securities Act of 1933 (See, "SHARES ELIGIBLE FOR FUTURE SALE").

     THE PRIMARY OFFERING IS A "BEST-EFFORTS" OFFERING AND NO UNDERWRITER
     WILL BE UTILIZED FOR THE DISTRIBUTION OF THE PRIMARY SHARES. The Company reasonably believes that the Offering will terminate no later than December 20, 1998 in accordance with the rules and regulations of the Securities and Exchange Commission. Prior to this Offering, there has been no public market for the Common Stock. Diasense has applied to have the Common Stock listed for trading on the NASDAQ Small-Cap Market. The Common Stock may be a "penny stock" under the Penny Stock Reform Act, unless certain conditions are satisfied, which may adversely affect the liquidity and trading price of the Common Stock (See, "PROSPECTUS SUMMARY" and "PLAN OF DISTRIBUTION").

     AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK, AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT (See, "RISK FACTORS").

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is December 20, 1996.

                              PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should very carefully consider the information set forth under the headings "RISK FACTORS" and "PLAN OF DISTRIBUTION," which includes a discussion of certain risk factors relating to the business of and an investment in the Company.

Forward-Looking Statements

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, the regulatory approval process, specifically in connection with the FDA marketing approval process, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, research and development and results of the Company's business include the following: additional delays in the research, development and FDA marketing approval of the Noninvasive Glucose Sensor; the Companies' future capital needs and the uncertainty of additional funding; Diasense's substantial reliance upon Biocontrol Technology, Inc. ("BICO"), and BICO's uncertainty of additional funding; competition and the risk that the Noninvasive Glucose Sensor may become obsolete; the Company's dependence on a single technology; the Company's and BICO's continued operating losses, negative net worth and uncertainty of future profitability; potential conflicts of interest; the status and risk to the Company's patents, trademarks and licenses; the uncertainty of third-party payor reimbursement for the Sensor and the general uncertainty of the health care industry; the Company's limited sales, marketing and manufacturing experience; the attraction and retention of key employees; the risk of product liability; the uncertain outcome and consequences of the lawsuits pending against the Company and BICO; the absence of a public market for the Company's common stock; the control of the Company by existing shareholders; and the dilution of the Company's common stock. For more detailed information on these risks and uncertainties, please refer to the sections herein entitled "RISK FACTORS" and "BUSINESS".

The Company

Diasense, Inc., a Pennsylvania corporation ("Diasense" or the "Company"), is a developmental stage company organized by Biocontrol Technology, Inc. ("BICO") on July 5, 1989 as its wholly-owned subsidiary. As of October 31, 1996, BICO owned 11,975,000 shares of the outstanding Common Stock of Diasense which represents approximately 52% of Diasense's outstanding Common Stock.

Diasense currently has no ongoing operations, has developed, pursuant to certain agreements with BICO, an individually calibrated model (the "Diasensor 1000 "), and plans to begin full-scale development of a more universally usable model (the "Diasensor 2000 "), of a noninvasive glucose sensor (together, the "Noninvasive Glucose Sensor"). Once successfully developed, each of these models of the Noninvasive Glucose Sensor will enable users (including practitioners and diabetics) to measure blood glucose levels without taking blood samples. Currently, in order to measure blood glucose levels, diabetics must draw blood samples and use time-consuming blood glucose meters or chemically treated strips, usually at significant ongoing expense. The Company believes that if current research and development efforts are successful (although no such assurance can be made), the Noninvasive Glucose Sensor will have a range of accuracy comparable to those existing invasive methods of measuring glucose with portable or semi-portable devices. Diasense owns patents that were issued covering certain aspects of a process for measuring blood glucose levels noninvasively (See, "BUSINESS - Patents, Trademarks and Licenses").

The Noninvasive Glucose Sensor operates by directing a beam of near infrared light through the skin where the beam is scattered and partially absorbed by the body. Different levels of glucose will result in different amounts of absorption of the infrared light. A portion of the light will be reflected back into the Noninvasive Glucose Sensor's spectrum analyzer. The spectrum analyzer will disperse that light (as a prism would) into its spectral wavelength components. The analyzer will measure the intensity of that reflected light. After analysis of the relevant data by its software, the Noninvasive Glucose Sensor will provide the user with a visual readout of the blood glucose level on the Noninvasive Glucose Sensor's liquid crystal display. The user would not be required to take a blood sample.

BICO began the development of the Noninvasive Glucose Sensor in 1986 and has experimented with several research prototypes since then. In November 1991, BICO sold all of its technology related to the Noninvasive Glucose Sensor to Diasense, although BICO continues to conduct the research and development work under contract with Diasense. BICO has prepared for, and plans to commence manufacturing of the Diasensor 1000 as soon as FDA approval is obtained. Assuming the research and development work continues to be successful (although no such assurance can be made), Diasense, through agreements with BICO, intends to design, develop and produce the Diasensor 2000 , a more universally-usable model (See, "Current Status of the Development of the Noninvasive Glucose Sensor").

On January 6, 1994, BICO submitted its first 510(k) Notification to the U.S. Food and Drug Administration (the "FDA") for approval to market the Diasensor 1000 . The submission was based on data obtained from the advanced Beta 2 prototypes, since functionally, the production model will be identical to these prototype models. Since that first filing, BICO has conducted additional testing and has submitted the corresponding data to the FDA. Most recently, the Companies met with the FDA in November 1996, and agreed to conduct in-home testing of the Diasensor 1000 prior to seeking full market approval from the
FDA (See, "Current Status of the Noninvasive Glucose Sensor").   Although no
assurance can be made that approval will be received from the FDA to market the Diasensor 1000 , if such approval is obtained, marketing of the Diasensor 1000 in the United States would begin.

There can be no assurance that the remaining steps that must be accomplished to complete the development of the Noninvasive Glucose Sensor with acceptable accuracy levels for the measurement of glucose can be completed, whether sufficient funding will be available to continue the development to completion, when such completion might take place or, if completed successfully, that the Noninvasive Glucose Sensor can be successfully marketed. There can also be no assurance that the testing and regulatory approval process described above will be successful or, if successful, what the length of time will be required to obtain such approval (See, "RISK FACTORS").

Diasense believes that the Noninvasive Glucose Sensor, if successfully developed, would enhance the monitoring and treatment of those suffering with diabetes, a chronic metabolic disorder that adversely affects the body's ability to manufacture and utilize insulin, a hormone necessary for the conversion of glucose into energy. The American Diabetes Association has estimated that diabetes is the seventh leading cause of death in the United States and that diabetes afflicts 16 million people in the United States, including 11% of all people between the ages of 65 and 74, with estimated annual health care and related costs of more than $92 billion. It is also estimated that more than 385,000 diabetics die each year from complications associated with diabetes and more than 625,000 new cases of diabetes are diagnosed each year. Diabetics who are stricken with juvenile diabetes, the most severe form of the disease, can only survive with insulin injections. However, the quality and length of their lives are generally reduced by problems associated with insulin therapy and by the onset of serious diabetic complications, including blindness, kidney failure, impotence, heart disease, and increased susceptibility to infection. Diabetics who suffer from adult onset diabetes, a relatively less severe form of the disease, also face the prospect of diabetic complications unless eating and exercise habits are strictly controlled.

The Offering

Subject to applicable laws or regulations, the Offering will not be terminated until all of the Primary Shares offered hereunder are sold, or until earlier termination by the Company, in its sole discretion. This Offering was initiated by The Company in July 1993 and originally offered a total of 3,000,000 Primary Shares; the Company registered an additional 3,000,000 Primary Shares in 1995 via Rule 429. As of September 30, 1996, approximately
1,084,460 Primary Shares have been sold.   The Company can give no assurance
that any additional Primary Shares will be sold. There is no minimum number of Primary Shares that must be sold before any Primary Shares can be sold hereunder, and accordingly, there can be no assurance that proceeds received by the Company from the sale of Primary Shares will not be used for any purpose other than the expenses of this Offering.


Common Stock Offered                  4,649,290 Primary Shares and
  by the Company                      6,953,263 Warrant Shares

Common Stock Outstanding after       34,608,604 shares of Common Stock (1)
   this Offering

Risk Factors                         Investment in the Common Stock of
                                     Diasense involves a high degree of
                                     risk (See, "RISK FACTORS").

Estimated Proceeds of Primary        $16,272,515 from the Primary Offering (2);
Offering and Warrant Shares          and $6,231,388 from the Warrant Shares
Offering                             Offering (3).

Use of Proceeds of Primary           Continued development of the Noninvasive
Offering and Warrant Shares          Glucose Sensor and general working capital
Offering                             purposes (See, "USE OF PROCEEDS").

_______________________

(1) Assumes the issuance of all of the Primary Shares offered in the Primary Offering and all of the Warrant Shares offered in the Warrant Shares Offering, excluding expired Warrants, and is based on the number of shares of Common Stock outstanding as of October 31, 1996.

(2) Does not include initial Offering expenses estimated at approximately $151,000, which were paid by the Company (and which also include expenses relating to the Warrant Shares Offering), or commissions, if any, and is as of October 31, 1996. Assumes an offering price of $3.50 per Primary Share (See, "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION").

(3) Assumes that all of the Warrants are exercised. The Company will receive net proceeds from the Warrant Shares Offering (if any) only as and when, and to the extent, any Warrants are exercised (See, "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION").

                                THE COMPANY

Diasense, Inc., a Pennsylvania corporation ("Diasense" or the "Company"), is a developmental stage company organized on July 5, 1989 by Biocontrol Technology, Inc. ("BICO") as its wholly-owned subsidiary. As of October 31, 1996, BICO owned 11,975,000 shares of the outstanding Common Stock of Diasense which represents approximately 52% of Diasense's outstanding Common Stock.
Diasense's executive offices are located at: The Bourse Office Park, Building 2500, 2nd Floor, 2275 Swallow Hill Road, Pittsburgh, Pennsylvania 15220. Diasense's telephone number is (412) 279-9740.

                               RISK FACTORS

In evaluating the Company and its business, prospective investors, including purchasers and warrantholders, should carefully consider the following risk factors, as well as the other information contained in this Prospectus, before deciding whether to purchase shares of Common Stock. As set forth herein, the Company and BICO have announced plans to combine both corporations. The effect of such a combination on Diasense, the Common Stock offered herein, and the shareholders of Diasense is uncertain, and poses additional risks. Because, as of the date of this Prospectus, the terms of the transaction have not been finalized, and because the Companies are still operating as different entities, the Company has not attempted to set forth the attendant risks of the combination. Nevertheless, prospective purchasers must consult with their investment advisors regarding such additional risks, and to consider the impact of the combination when making a decision whether to purchase the Common Stock offered herein.

       1. Product Development Not Yet Completed. Diasense is a developmental stage company with no current operations, and does not expect to have any operations unless and until the pending 510(k) Notification for the Diasensor 1000 is approved by the FDA, or manufacturing of the Diasensor 1000 is successfully completed to consummate foreign sales. Development of a research prototype of the Diasensor 1000 has been finalized and FDA-required in-home testing is scheduled to commence in early 1997; however, no assurance can be given that successful development of a commercially feasible version of the Noninvasive Glucose Sensor will be completed. No revenues have been generated from sales since the FDA's approval process is still pending, and full-scale manufacturing for foreign sales has not begun (See, "BUSINESS - Development of the Noninvasive Glucose Sensor" and "Government Regulation").

       Development of the Diasensor 2000 , a universally usable model, is continuing, and the Company believes that certain of the technologies and processes used in the development of the Diasensor 1000 will be useful for the Diasensor 2000 ; however if the Diasensor 1000 is not successfully commercially developed, the Company would discontinue development of the Diasensor 2000 .

       2. Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds to complete the research and development of both models of the Noninvasive Glucose Sensor, and, if successfully accomplished, to have the Noninvasive Glucose Sensor manufactured and marketed. Diasense has financed its research and development activities to date solely through private and public offerings of its securities. Diasense believes that its available cash resources, including funds it reasonably expects to be raised by the Company or its affiliates, will be sufficient to
fund its activities only through at least September 30, 1997.    BICO has
advised Diasense that BICO's available cash resources, including funds it reasonably expects to be raised by BICO or its affiliates, are sufficient to fund BICO's operations through at least September 30, 1997. Accordingly, BICO will not be able to continue development work on the Noninvasive Glucose Sensor after that date unless BICO or Diasense is able to continue to obtain funding. In July 1995, billings pursuant to the R&D Agreement were suspended pending the FDA's review of the Diasensor 1000 . During the nine months prior to such suspension of billings, the average monthly amount billed by BICO to Diasense pursuant to the R&D Agreement was $487,500 (consisting of $100,000 in indirect costs and approximately $387,500 in reimbursable costs). Diasense estimates that its current monthly expenditures approximate $125,000. Depending upon the amount and timing of the receipt of net proceeds from this Offering, which is currently pending, or the arrangement of additional financing from third parties, Diasense may not have sufficient funds available at any given time to complete both the development of the Noninvasive Glucose Sensor and to satisfy its general working capital requirements. The Company is unable to estimate the amount of any net proceeds of this Offering, or when any such net proceeds may be received (See, "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources").

       There can be no assurance that: (i) the amount and timing of the receipt of net proceeds of this Offering; (ii) proceeds from foreign sales of the Diasensor 1000 ; or (iii) the arrangement of additional financing from third parties, will be sufficient to fund Diasense's operations. There can be no assurance that such additional funds or financing will be available when needed or available on terms acceptable to Diasense. Diasense has received no firm commitments from any third party as to such additional financing if and when it is needed for the continued development of the Noninvasive Glucose Sensor. If any such additional financing involves the issuance of equity or other securities, further dilution of existing shareholders' voting power and equity will result. If Diasense is not able to obtain any such additional financing or if such additional financing is insufficient, Diasense may be required to request BICO to reduce the pace of development work under the R&D Agreement or would be required to cease operations and the development of the Noninvasive Glucose Sensor (See, "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources").

       3. Substantial Reliance on BICO. As a result of agreements with BICO relating to the development and manufacture of the Noninvasive Glucose Sensor, Diasense is dependent on BICO for substantially all of its activities in connection with the development and manufacture of the Noninvasive Glucose Sensor, other than its marketing efforts. Pursuant to the R&D Agreement, BICO has undertaken the development of the Noninvasive Glucose Sensor and has assumed certain other obligations. Pursuant to a manufacturing agreement between BICO and Diasense, BICO will manufacture the Noninvasive Glucose Sensor once development is completed. In the absence of such relationships with BICO, the research, development and manufacture of the Noninvasive Glucose Sensor could not continue as currently contemplated (See, "Intercompany Agreements"). BICO's ability to successfully complete the development of the Noninvasive Glucose Sensor, to obtain FDA approval in a timely fashion and to manufacture production units of the Noninvasive Glucose Sensor without significant delays or defects will directly affect Diasense's business and profitability. BICO has experienced, and continues to experience, substantial losses and financial difficulties. BICO had a net loss for the nine-month period ended September 30, 1996 of $16,093,431 and for the fiscal year ended December 31, 1995 of $29,420,345, compared to a net loss for the fiscal year ended December 31, 1994 of $11,672,123. As of December 31, 1995, and September 30, 1996, BICO's accumulated deficit was $66,220,357 and $82,313,788, respectively. In the past, BICO has financed its own operations from proceeds generated from private and public sales of its securities and from funds paid by Diasense to BICO for research and development of the Noninvasive Glucose Sensor. The failure of BICO to continue to exist as a going concern would have a material adverse effect on Diasense's business.

       If BICO does not continue as a going concern, Diasense would, if it obtained additional financing to satisfy its obligations to BICO, need to rely on other arrangements to develop and manufacture the Noninvasive Glucose Sensor or to perform that work itself. There can be no assurance that Diasense would be able to find acceptable alternatives, negotiate acceptable collaborative arrangements with any alternative organizations, or to perform the work itself.

       Before manufacture of production units of the Noninvasive Glucose Sensor can commence, BICO will be required to complete renovations on a manufacturing facility which it has leased for the production of the Noninvasive Glucose Sensor. BICO has informed Diasense that BICO will be required to spend approximately $5 million on renovations and equipment purchases for such facility before production can commence (See, "BUSINESS - Manufacturing").
BICO currently has sufficient available resources to continue the renovations; however, there can be no assurance that BICO will continue to have sufficient funds to pay for the renovations and to continue operations indefinitely. The Company believes that any delays by BICO in commencing manufacture of the Noninvasive Glucose Sensor or any failure by BICO to manufacture the Noninvasive Glucose Sensor in sufficient quantities to meet demand would have a material adverse effect on Diasense's business (See, "USE OF PROCEEDS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources").

       4. Competition and Risk of Obsolescence. Although its features are different, the Company's Noninvasive Glucose Sensor, if successfully developed, will compete with existing invasive glucose sensors which have an established market with diabetics. In addition, the Company is aware that other companies are developing noninvasive glucose sensors, and although the Company has very limited knowledge of the status of other development projects, it is not aware of any other company which has made filings for its product(s) with the FDA. Those other companies may be further along in their research and development, may be better capitalized, may have more sophisticated equipment and expertise and may have various other competitive advantages over the Company. Such other companies may be able to bring their products to market before the Company, which could have a substantial negative impact on the Company's plans with respect to developing technologies and future business prospects (See, "BUSINESS - Competition").

       The medical devices industry is subject to rapid technological innovation. There can be no assurance that future technological developments or products will not make the Noninvasive Glucose Sensor significantly less competitive, unmarketable, or even effectively obsolete (See, "BUSINESS - Competition").

       5. Dependence on Single Technology. The successful completion of the Noninvasive Glucose Sensor is directly dependent upon the development of technologies and processes related to the non-invasive detection of glucose concentration in the blood of humans. Accordingly, the Company's business is, in significant part, dependent on the development and commercialization of a single technology, development of which is not yet completed. If the development or commercialization of the Noninvasive Glucose Sensor is not successful, or if any significant delays occur in such development or commercialization, whether as a result of technological or other impediments, Diasense's business and prospects will be materially adversely affected, or Diasense may be required to cease operations (See, "RISK FACTORS - Substantial Reliance on BICO").

       6. Operating Losses, Negative Net Worth and Uncertainty of Future Profitability. Diasense has experienced significant losses since its inception on July 5, 1989, most of which are attributable to research and development and other expenses relating to the Noninvasive Glucose Sensor. As of September 30, 1996, Diasense had an accumulated deficit of $35,395,934. In the fiscal years ended September 30, 1996, 1995, and 1994, Diasense had net losses of $9,021,823, $10,361,514, and $5,145,081, respectively. At September 30,
1996, and September 30, 1995 Diasense had a net worth (deficit) of $4,151,286 and $4,083,421 respectively. Diasense's financial statements for each of its fiscal years since inception have included an explanatory paragraph by its independent certified accountants which referred to the existence of substantial doubt about the Company's ability to continue as a going concern. Diasense expects to incur further losses for the foreseeable future, unless and until the Noninvasive Glucose Sensor is successfully commercially developed. Diasense's profitability and success will depend on its ability to: successfully complete the development of the Noninvasive Glucose Sensor; to obtain regulatory approval for marketing the Noninvasive Glucose Sensor, each on a timely basis; and to sell sufficient quantities of the Noninvasive Glucose Sensor at prices that will assure an adequate return on its investment. If successfully developed and sold in foreign markets, or approved for marketing by the FDA, the Diasensor 1000 will be Diasense's first product to be marketed (See, "RISK FACTORS - Limited Sales and Marketing Experience"). No assurance can be given as to the ultimate commercial success of the Noninvasive Glucose Sensor or as to Diasense's ability to operate profitably if and when sales of the Noninvasive Glucose Sensor begin (See, "SELECTED FINANCIAL DATA" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - Liquidity and Capital Resources").

       7. Potential Conflicts of Interest. Mr. Fred E. Cooper, the President and a director of Diasense, Mr. David L. Purdy, Chairman of the Board and Chief Scientist of Diasense, and Mr. Anthony J. Feola, a director of Diasense, are also officers and directors of BICO and, as of September 30, 1996, were the beneficial owners of 2.4%, 2.3%, and 2.0%, respectively, of the common stock of BICO. In the aggregate, Messrs. Cooper, Purdy and Feola were the beneficial owners of 6.6% of BICO's common stock as of September 30, 1996 (See, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT").

       As of September 30, 1996, BICO owned 11,975,000 shares of Common Stock which represented approximately 52% of Diasense's outstanding Common Stock. Messrs. Cooper, Purdy and Feola were the beneficial owners of an aggregate of 11.6% of the Company's common stock as of September 30, 1996, including individual ownership of 5.0%, 4.2%, and 3.4% respectively (assuming the exercise of all of their warrants). Messrs. Cooper, Purdy, and Feola, together with BICO owned an aggregate of 57.8% of the Company's outstanding common stock as of September 30, 1996, and currently have a significant influence on the election of Diasense's Board of Directors, and may be able to elect a majority of Diasense's Board of Directors. Accordingly, Diasense's senior management and Board of Directors may be subject to competing and possibly conflicting demands, which may result in certain actual or potential conflicts of interest. Certain of such conflicts of interest include such persons acting in dual capacities as representatives of both BICO and Diasense with respect to the negotiation and approval of the agreements between BICO and Diasense and with respect to any other decisions involving transactions between BICO and Diasense. Accordingly, holders of the Common Stock will have to rely on the good faith and integrity of such persons while acting on behalf of Diasense (See, "MANAGEMENT" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT").


       8. Patents, Trademarks and Licenses. Diasense owns United States patents covering certain aspects of a process for measuring blood glucose levels noninvasively. The first patent and related technology were sold to Diasense by BICO pursuant to a purchase agreement (See, "Intercompany Agreements" and "BUSINESS - Agreements with BICO Relating to the Noninvasive Glucose Sensor" and "BUSINESS - Patents, Trademarks and Licenses"). The Company also has patent applications pending in connection with the Noninvasive Glucose Sensor (See, "BUSINESS - Patents, Trademarks and Licenses"). Diasense has filed corresponding patent applications in a number of foreign countries. Diasense may file applications in the United States and other countries, as appropriate, for additional patents directed to other features of the Noninvasive Glucose Sensor and related processes. Diasense cannot provide assurances that future patents will be granted, that any patent held or pending will not be challenged or circumvented by a competitor or other entity, or that any patent contest will result in a favorable outcome. If any of the Company's patents are successfully challenged, or if future patents are not granted, or if Diasense is found to have infringed upon another company's patent, it would result in substantial costs and delays in the Company's product development, and would otherwise result in materially adverse consequences.

       9. Government Regulation and Approvals. Diasense's and BICO's activities are subject to extensive regulation by federal regulatory agencies, including the FDA. There exists the possibility that FDA and other regulatory approval may not be obtained for a given product. FDA approval is required prior to the marketing of the Noninvasive Glucose Sensor in the United States. On January 6, 1994, the Company submitted its prototype and corresponding data for the Diasensor 1000 to the FDA in its first a 510(k) Notification. Since such filing, BICO has made improvements to its device, and has submitted updated information to the FDA in a new 510(k) Notification filed in September 1996. In November 1996, the Companies met with the FDA and agreed to conduct in-home testing of the Diasensor 1000 prior to seeking full marketing approval from the FDA. The FDA deemed the 1996 510(k) Notification to be withdrawn, and the Companies will resubmit a 510(k) Notification upon the completion of the in-home testing, which should commence in January 1997, although no assurances can be given as to the date of the commencement, term or completion of such testing. The FDA's review of the next 510(k) Notification may result in further delays, and no assurance can be given that approval will ultimately be received. If the FDA does not approve the 510(k) Notification, the Company will be required to comply with the FDA's pre- market approval process, which is substantially more time-consuming and expensive. In that event, the Company would require additional capital to meet such expenses, and to support its operations until the Noninvasive Glucose Sensor can be marketed. If FDA approval is received, it may include limitations upon the permitted use of the Noninvasive Glucose Sensor, which may result in a less commercially successful product (See, "Current Status of the Noninvasive Glucose Sensor").

       The Noninvasive Glucose Sensor could also be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which generally are intended to assure the quality and reliability of all medical testing in the United States, regardless of where the testing is performed. The Health Care Financing Administration ("HCFA") oversees the implementation of regulations required under CLIA. The HCFA also is responsible for overseeing issues relating to reimbursement (under the Medicare and Medicaid programs) for diagnostic tests and medical procedures that may affect Diasense's products. The Company will also be subject to certain environmental regulations and regulations in foreign countries in which its products are sold (See "BUSINESS
- Government Regulation").

       10. Uncertainty of Third-Party Payor Reimbursement. The Company is unable to make projections regarding the availability of, or procedures required in order to obtain, such third-party reimbursement. Due to the current uncertain status of proposals related to health care reform, the Company is unable to determine the effect of such reform upon its ability to market, or obtain third-party reimbursement for, the Noninvasive Glucose Sensor. In addition, the first model of the Noninvasive Glucose Sensor, the Diasensor 1000 , will be individually calibrated. This feature may limit both the marketability and the purchaser's ability to obtain third-party reimbursement. The risk exists that the domestic sales potential for the Noninvasive Glucose Sensor would be severely limited in the absence of such reimbursement, or in the event of health care reform (See, "BUSINESS - Current Status of the Noninvasive Glucose Sensor").

       11. Limited Manufacturing Experience. If the Noninvasive Glucose Sensor is ultimately approved for marketing, it will be manufactured exclusively by BICO subject and pursuant to the terms of a manufacturing agreement with Diasense, the term of which is fifteen years (See, "Intercompany Agreements"). There can be no assurance that BICO will be able to satisfy Diasense's requirements for quality, quantity or timeliness, or that Diasense would be able to locate and contract with a substitute manufacturer if Diasense's relationship with BICO terminates for any reason. Although BICO has previous manufacturing experience, it has no experience in manufacturing large commercial quantities; however, BICO's manufacturing personnel do have experience in manufacturing large commercial quantities (See, "BUSINESS - Manufacturing").

       12.  Limited Sales and Marketing Experience.  The Company has no prior
or existing experience in product sales, marketing or distribution.   Although
certain Diasense employees have sales and marketing experience, such experience is not in the medical devices market. Achieving market acceptance for the Noninvasive Glucose Sensor may require substantial marketing efforts and the expenditure of significant funds to inform potential customers and distributors of the distinctive characteristics and benefits of the Noninvasive Glucose Sensor. The Company's operating results will depend largely on its ability to establish successful arrangements with domestic and international distributors
and marketing partners.    Although the Company is negotiating with such
entities, there is no assurance that the Company will be able to establish satisfactory arrangements or that any such distributors or marketing partners will be successful in marketing the Noninvasive Glucose Sensor or any other products. There also can be no assurance that the Noninvasive Glucose Sensor or any other product will be commercially acceptable and marketable (See, "BUSINESS - Marketing and Distribution"). The Company's success will also depend to a significant extent on its ability to establish an effective internal marketing organization (See, "MANAGEMENT").

       13. Attraction and Retention of Key Employees. Diasense and BICO's ability to develop commercially viable products and to maintain a competitive position in a business environment characterized by intense competition and technological development depends upon, among other factors, their ability to attract and retain skilled scientific, engineering, management, sales and marketing personnel. Competition for the services of such personnel is intense, and there can be no assurance that the Company will be able to attract or retain the personnel necessary for the Company's success. The loss by the Company of the services of any of its key personnel could have a material adverse impact on the business and prospects of the Company. The Company currently does not have key-man life insurance for any of its employees, other than Mr. Purdy and Mr. Cooper.

       Diasense relies on BICO's consultants and advisors, including its scientific advisors, to assist Diasense in formulating its research and development strategy. Those consultants and advisors may have commitments to or consulting or advisory contracts with other entities that may limit their availability to Diasense.

       14. Risk of Product Liability. The testing, marketing and selling of medical devices by the Company includes an inherent risk that product liability claims may be asserted against the Company. Diasense and BICO collectively have product liability insurance in an aggregate amount of $1,000,000, although there can be no assurance that they will be able to maintain such insurance on commercially acceptable terms or that any such insurance would provide adequate coverage of potential liabilities against either Diasense or BICO. A successful product liability claim against either Diasense or BICO in excess of such insurance coverage could have a material adverse effect on Diasense.

       15. Absence of Prior Public Market; Potential Volatility of Stock Price. Prior to and during the course of this Offering, there has been no public market for the Common Stock, this Offering commenced in July 1993. As of September 30, 1996, 1,084,460 Primary Shares have been sold pursuant to this Offering. In July 1995, Diasense applied for approval to have the Common Stock listed on the NASDAQ Small-Cap Market; such application is still pending.
There can be no assurance that an active trading market for the Common Stock will develop or, if a market develops, that any such market will be sustained after the completion of this Offering. Accordingly, holders of the Common Stock may have difficulty disposing of all or part of their investment.

       The market price of the Common Stock after the Offering, like that of other developmental stage companies, is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or of new products by the Company's competitors, governmental regulation, developments in patent or other proprietary rights, adverse developments in Diasense's relationships with BICO, public concerns or perceptions as to the safety of the Noninvasive Glucose Sensor, the status of the Noninvasive Glucose Sensor within the FDA's regulatory approval process and general market conditions, may have a significant adverse effect on the market price of the Common Stock.

       The Common Stock may be a "penny stock" under the Penny Stock Reform Act unless certain conditions are satisfied. Certain disclosure requirements under such Act may make it more difficult for any market- makers to develop or sustain an active trading market in the Common Stock, and accordingly, the liquidity and trading price of the Common Stock may be adversely affected.

       16. Control by Existing Shareholders. Immediately following the completion of this Offering, BICO, together with Diasense's directors and officers, will beneficially own approximately 43.3% of the Common Stock (assuming that all of the officers and directors exercise all of their
warrants).   Accordingly, they will have the ability or potential ability to influence significantly the election of the Company's Board of Directors and to influence significantly most other shareholder actions and the general policies of Diasense (See, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "RISK FACTORS - Potential Conflicts Of Interest").

       17. Dilution. The prices at which shares of Common Stock may be sold in the Offering may be substantially higher than the book value per share of common stock. Purchasers of Common Stock in the Offering would, as a result, incur immediate and substantial dilution. In addition, purchasers of Common Stock will incur additional dilution in the future to the extent that there are exercises of any outstanding warrants, or to the extent Diasense sells additional shares of common stock in addition to the Shares offered herein. Certain of Diasense's directors, officers and existing shareholders acquired their interests in Diasense at an average cost per share (whether through purchases of common stock or through warrants) that may be substantially less than the price at which shares of common stock may be sold in the Offering (See, "DILUTION").

       18. Shares Available for Future Sale. Sales of a significant number of shares of common stock in the public market following the Offering, or the perception that such sales could occur, could have an adverse effect on the prevailing market price of the common stock. No prediction can be made, however, as to the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on such market prices. Assuming the completion of this Offering, in addition to the Primary and Warrant Shares, approximately 10,918,884 shares of common stock will be eligible for sale in the public market without restriction on the effective date of the Registration Statement (the "Effective Date") in reliance on Rule 144(k) under the Securities Act of 1933, as amended (the "Securities
Act").    Beginning 90 days following the Effective Date, no additional  shares will be available for sale in the public market subject to the limitations set forth in Rule 144, excluding the shares owned by BICO (See, "SHARES AVAILABLE FOR FUTURE SALE").

       19. No Common Stock Dividends. The Company has not paid any cash dividends on its common stock since its inception on July 5, 1989, and the payment of cash dividends is not currently anticipated for the foreseeable future. The Company anticipates that earnings, if any, generated from operations in the future will be retained for working capital purposes and for the continued funding of research, development, manufacture and marketing of the Noninvasive Glucose Sensor.

                              USE OF PROCEEDS

Diasense will receive proceeds (if any) only from the Primary Offering and the Warrant Shares Offering. Any such proceeds will be used by Diasense both to continue the development of the Noninvasive Glucose Sensor and to satisfy general working capital requirements, if sufficient. If less than all of the Primary Shares or Warrant Shares are sold, the Company will use the net proceeds actually received, first for salaries of employees, general and administrative expenses, and then for working capital, which will include initial payments to BICO on purchase orders for the manufacture of the Diasensor 1000 . The rate of progress of the development of the Noninvasive Glucose Sensor, the timing of the regulatory approval process and the availability of alternative methods of financing will influence the allocation of the Company's use of the net proceeds actually received from the Offering among the uses described herein. There can be no assurance that the Company will receive any proceeds from the Offering. The maximum gross proceeds to be received by Diasense from the sale of the 4,649,290 Primary Shares, assuming a price per Primary Share of $3.50, would be $16,272,515, which does not reflect the deduction of offering expenses paid by Diasense estimated at approximately $151,000 (which also includes expenses relating to the Warrant Shares Offering), or commissions. This price is based on the $3.50 price per share at which Diasense sold shares of Common Stock in its most recent private offering, and the price per share of Common Stock sold pursuant to this Offering.

The maximum gross proceeds to be received by Diasense in the Warrant Shares Offering from the sale of all of the Warrant Shares (upon the exercise of the Warrants) are estimated to be $6,231,388. Diasense is unable to estimate when any proceeds from the Warrant Shares Offering may be received by Diasense upon the exercise of Warrants, although based on the expiration dates of the Warrants, Diasense believes that a substantial number of Warrants may not be exercised prior to the end of 1998. Diasense will receive net proceeds from the Warrant Shares Offering only when, and to the extent, any Warrants are exercised.

Diasense believes that its available cash resources, including funds raised pursuant to this Offering, and proceeds from foreign sales of its products, will be sufficient to fund its activities through September 30, 1997. BICO has advised Diasense that BICO's available cash resources, including funds it reasonably expects to be raised by BICO or its affiliates, are sufficient to fund BICO's operations and development work on the Noninvasive Glucose Sensor under the R&D Agreement through at least September 30, 1997. Accordingly, BICO will not be able to continue development work on the Noninvasive Glucose Sensor after that date unless BICO or Diasense is able to continue to obtain
financing.   (See, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS - Liquidity and Capital Resources").

Diasense estimates that its current monthly general, administrative and working capital expenditures, are approximately $125,000. Depending upon (i) the actual price per Primary Share at which Diasense sells the Primary Shares, the number of Primary Shares sold and the timing of any such sales, (ii) the timing of any exercises of the Warrants, and (iii) the timing and receipt of proceeds from foreign sales of its products, Diasense may not have sufficient funds available at any given time to fund both the development of the Noninvasive Glucose Sensor and to satisfy its general working capital requirements. If the net proceeds of the Primary Offering and the Warrant Shares Offering are insufficient at any given time, Diasense will be required to seek additional financing from third parties at such time until additional proceeds from the Primary Offering or the Warrant Shares Offering are obtained, if at all. No assurance can be given that such additional financing will be available when needed or available on terms acceptable to Diasense. If such additional financing is unavailable or continues to be insufficient, Diasense would be required to cease operations and the development of the Noninvasive Glucose Sensor altogether unless BICO agrees to further deferrals of payments of amounts due under the R&D Agreement (See, "RISK FACTORS - Future Capital Needs; Uncertainty of Additional Funding").

In connection with the sale of the Primary Shares or the Warrant Shares offered hereby, the Company and the Selling Shareholders may utilize brokers, dealers, or market-makers, who may receive compensation in the form of commissions from the Company or Selling Shareholders (See, "PLAN OF DISTRIBUTION").

In December 1995, BICO and Diasense announced that their respective Boards of Directors had determined that it would be in the best interest of both companies to combine them. Although the Boards of Directors anticipate that such a combination would be accomplished via an exchange of all Diasense's outstanding common stock for BICO common stock, the transaction is subject to the approval of the shareholders of the Companies, and the terms have not been finalized. In the event that Diasense is combined with BICO, the proceeds from this Offering may be used for purposes which, in the discretion of the management of the combined company, is most beneficial to such corporation, although at this time both Companies anticipate that the proceeds will be used in connection with the Noninvasive Glucose Sensor project.

                              DIVIDEND POLICY

The Company has not paid any cash dividends on its Common Stock since its inception on July 5, 1989, and the payment of cash dividends is not currently anticipated for the foreseeable future. Diasense anticipates that earnings, if any, generated from operations in the future will be retained for working capital purposes and for the continued funding of research, development, manufacture and marketing of the Noninvasive Glucose Sensor.

                                 DILUTION

As of September 30, 1996, Diasense had a net tangible book value of $4,151,286, or approximately $0.180 per share of Common Stock. Without taking into account any changes in such net tangible book value subsequent to September 30, 1996, other than giving effect to the sale of the Primary Shares offered hereby at an assumed initial public offering price of $3.50 (exclusive of commissions, if any) and the receipt of the proceeds therefrom, the pro forma net tangible book value of Diasense at September 30, 1996, would have been $20,423,801 or approximately $.738 per share. This represents an immediate increase in net tangible book value of approximately $.558 to existing shareholders and an immediate dilution of approximately $2.762 to new investors (based upon an assumed initial public offering price of $3.50). There can be no assurance that the Company will actually receive $3.50 per Primary Share. The following table illustrates the dilution in net tangible book value per share to new investors:

     Assumed initial public offering price . . . . . . . . . . . . . .$3.50
       Net tangible book value
       before Primary Offering (1). . . . . . . . . . . . . . .$0.180
       Increase per share attributable
       to new investors (2) . . . . . . . . . . . . . . . . . .$0.558
     Pro forma net tangible book value per share
       after Primary Offering. . . . . . . . . . . . . . . . . . . . .0.738
     Dilution per share of net tangible
       book value to new investors (3) . . . . . . . . . . . . . . . $2.762
                                                                     ======
________________________

(1) Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the aggregate number of outstanding shares of Common Stock.

(2) Based on an assumed initial public offering price of $3.50 per Primary Share (See, "PLAN OF DISTRIBUTION").

(3) "Dilution" is determined by subtracting net tangible book value per share of Common Stock after the Primary Offering from the net tangible book value per share of Common Stock before the Primary Offering.

The following table summarizes, on a pro forma basis as of September 30, 1996, adjusted to give effect to the sale of the Primary Shares by Diasense, the number of shares of Common Stock purchased from Diasense, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing shares of Common Stock in the Primary Offering (based on an assumed initial offering price of $3.50 per share, and rounding all numbers to two one-hundredths of one dollar):

<CONTENT>
                           Shares Purchased         Total Consideration   Avg. Price
                        Number    / Percentage    Amount     / Percentage  Per Share
                      ------------------------   ------------------------ ----------
Existing Shareholders
(Affiliated) (a)      15,490,250      44.0%      $17,105,750      33.1%      $1.10

Existing Shareholders
(Nonaffiliated)       15,049,064      42.8%      $18,313,534      35.4%      $1.22

New Investors (b)      4,649,290      13.2%      $16,272,515      31.5%      $3.50

Total                 35,188,604     100.0%      $51,691,799     100.0%
                     ===========     ======      ===========     ======

The foregoing table assumes the exercise of all outstanding warrants. As of September 30, 1996, 7,533,263 warrants were outstanding and currently exercisable at an average exercise price of $0.90.

(a) Includes shares owned by BICO (11,975,000 shares) and all of Diasense's officers and directors, assuming that all of such officers and directors exercised all of their warrants (See, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT").

(b)  Represents the Primary Shares unsold as of September 30, 1996.

                              CAPITALIZATION

The following table, which should be read in conjunction with the financial statements of the Company and the related notes thereto included elsewhere in this Prospectus, sets forth the capitalization of the Company at September 30, 1996 and 1995.

                                     September 30, 1996   September 30, 1995


Stockholders' Equity:
Preferred Stock, 1,000,000 shares
authorized, none issued                      $0                  $0

Common Stock, 40,000,000 shares
authorized, par value $0.01,
23,006,051 shares issued and
outstanding as of September 30,
1996 22,524,320 shares issued and
outstanding at September 30, 1995         230,061             225,243

Warrants                               12,334,348           4,690,315

Additional Paid-In Capital             26,982,811          25,541,974

Accumulated Deficit                   (35,395,934)        (26,374,111)

Total Stockholders' Equity
(Deficit)                               4,151,286           4,083,421

Total Capitalization                   $4,151,286          $4,083,421


                          SELECTED FINANCIAL DATA

The selected financial data presented herein has been derived from the Company's audited consolidated financial statements. These financial statements have been audited by Thompson Dugan, P.C. for the twelve-month periods ended September 30, 1996, 1995, 1994, and 1993; and for the nine-month period ended September 30, 1992, the reports of each of which include explanatory paragraphs as to "going concern" considerations. The selected financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the financial statements of the Company and related notes thereto included elsewhere in this report.

                   12 mos.      12 mos.       12 mos.       12 mos.       9 mos.
                   Ended        Ended         Ended         Ended         Ended
                   9/30         9/30          9/30          9/30          9/30
                   1996         1995          1994          1993          1992

R&D Expenses       $  -0-       $ 3,487,882   $ 2,807,508   $ 1,850,838   $ 1,469,109

General &
Administrative
Expenses           $ 1,509,298   $ 2,323,279   $ 2,388,854   $ 1,968,378   $ 1,439,492

Warrant
Extensions         $ 7,644,033   $ 4,650,000   $    -0-      $    -0-      $    -0-

Net Loss          ($ 9,021,823) ($10,361,514) ($ 5,145,081) ($ 3,763,101) ($ 2,846,584)

Total Assets       $ 4,171,910   $ 5,407,401   $   694,712   $   510,341   $ 1,341,134

Total Liabilities  $    20,624   $ 1,323,980   $ 7,172,585   $ 2,980,829   $   703,521

Working Capital
(Deficit)          $ 3,914,198   $ 3,839,965  ($ 6,707,855) ($ 2,689,986)  $   415,545

Accumulated
Deficit           ($35,395,934) ($26,374,111) ($16,012,597) ($10,837,516) ($ 7,074,415)

Net Loss Per
Common Share          ($.39)         ($.54)        ($.29)        ($.21)        ($.16)

Cash Dividends
Per Share:
Common             $    -0-       $    -0-      $    -0-      $    -0-      $    -0-

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In October 1992, Diasense's Board of Directors authorized a change in Diasense's fiscal year from December 31st of each year to September 30th of each year. Consequently, the fiscal year which ended September 30, 1992 was comprised only of the nine months ended September 30, 1992 ("Fiscal 1992"), and is compared to the twelve month periods ended September 30, 1996 ("Fiscal 1996"), September 30, 1995 ("Fiscal 1995"), September 30, 1994 ("Fiscal 1994"),
and September 30, 1993 ("Fiscal 1993").

In December 1995, BICO and Diasense announced that their respective Boards of Directors had determined that it would be in the best interest of both companies to combine them. Although the Boards of Directors anticipated that such combination would be accomplished via an exchange of all Diasense's outstanding common stock for BICO common stock, the transaction is subject to the approval of the shareholders of the Companies, and the terms have not been finalized. As of the date of this document, the Companies were still functioning as two different corporations; such status is reflected in the discussions set forth herein.

Forward-Looking Statements

In addition to other sections of this Prospectus, the Management's Discussion and Analysis section also contains the type of forward-looking statements discussed on page 2 herein. Please refer to such discussion in connection with the information presented here.

Liquidity and Capital Resources

Diasense's cash balance at September 30, 1996 was $1,143,312 as compared to $4,149,163 at September 30, 1995 and $448,738 at September 30, 1994. The
fluctuations in Diasense's cash balances were primarily attributable to several placements of common stock, which generated $1,092,496; $5,701,492; and $1,365,155 in net proceeds for the Company in Fiscal 1994; Fiscal 1995; and Fiscal 1996, respectively. Sales of common stock during Fiscal 1995 included a sale of 1,200,000 shares of the Company's unregistered common stock to BICO, with net proceeds of $4,200,000. The decrease during Fiscal 1996 was attributable to decreased funds raised by the Company. Diasense is conducting its initial public offering, which was effective with the SEC on July 19, 1993. As of September 30, 1996, net proceeds of $3,652,892 had been raised pursuant to such registration. Warrants to purchase 56,000 shares of common stock were exercised during Fiscal 1996 resulting in proceeds of $28,000.

Diasense had working capital of $3,914,198 at September 30, 1996 (which includes $1,777,197 due from BICO, $500,000 of which was repaid in December
1996) as compared to $3,839,965 at September 30, 1995, and negative working capital of ($6,707,855) at September 30, 1994. This increase in working capital was primarily attributable to funds raised from sales of its stock and from a decrease in accrued amounts due to BICO under the Research and Development Agreement, which resulted when BICO accepted 3,000,000 shares of Diasense common stock at an assigned value of $3.50 per share in exchange for $10,500,000 in amounts due during Fiscal 1995.

In July 1995, BICO and Diasense agreed to suspend billings, accruals and payments due pursuant to the R&D Agreement pending the FDA's review of the Diasensor 1000 . During the nine months prior to such suspension of billings, the average monthly amount billed by BICO to Diasense pursuant to the R&D Agreement was $487,500 (consisting of the $100,000 indirect costs and approximately $387,500 in reimbursable costs).

Diasense has entered into employment agreements (the "Agreements") with Fred E. Cooper and David L. Purdy effective November 1, 1994, and Gary R. Keeling effective December 30, 1994, pursuant to which they will receive annual salaries of $100,000 and $50,000 and $100,000 respectively, which are subject to review and adjustment annually. As of the end of Fiscal 1996, such annual salaries had been increased to $150,000, $100,000 and $125,000, respectively. The initial term of the Agreements expires on October 31, 1999 and December 29, 1999, and the Agreements are subject to review, adjustment and renewal. In the event of a change in control of the Company, as defined in the Agreements, and termination of employment, continuation of salaries at 100%, which decreases to 25% over time, are payable in addition to the issuance of stock as set forth in the Agreements. The Agreements also provide for severance and disability benefits under certain circumstances (See," DIRECTORS AND EXECUTIVE OFFICERS - Employment Agreements").

Diasense believes that its available cash resources, including funds it reasonably expects to be raised by the Company or its affiliates, will be sufficient to fund its activities through at least September 30, 1997. Such estimate is based, in part, on monthly expenditures of approximately $125,000, although that monthly aggregate amount may be revised, as described below, depending upon the progress of development of the Noninvasive Glucose Sensor.

In addition to the proceeds that Diasense is attempting to raise in its self-underwritten public offering, Diasense is attempting to secure additional financing from various sources. Based on Diasense's available cash, its rate of monthly expenditures and the deferrals agreed upon by Diasense and BICO, Diasense believes that it will be able to continue its current activities through at least September 30, 1997. If, subsequent to that date, Diasense is not able to obtain additional financing or if such additional financing is insufficient, Diasense would be required to cease operations and the development of the Noninvasive Glucose Sensor altogether.

Accordingly, Diasense may be required, depending on the amount and timing of the receipt of proceeds of its initial public offering, to seek substantial additional financing from third parties to complete the development of the Noninvasive Glucose Sensor, to obtain FDA approval to market the Noninvasive Glucose Sensor and to provide for its general working capital requirements during that time period. There can be no assurance that such additional financing will be available or available on terms acceptable to Diasense. Moreover, certain demands on liquidity, such as technological, regulatory or legal problems, could cause Diasense's liquidity to be further burdened. Diasense does not currently have any additional sources of liquidity or working capital, including bank lines of credit, etc. Long-term working capital needs are expected to be met through sales of the Noninvasive Glucose Sensor, although no assurance can be made that the Noninvasive Glucose Sensor will be successfully developed, manufactured, marketed or commercially viable.

Results of Operations

During Fiscal 1996, research and development expenses were $0 as compared to $3,487,882 in Fiscal 1995 and $2,807,508 in Fiscal 1994. This decrease was due to the agreed-upon suspension of billings by Diasense and BICO pursuant to the R&D Agreement (See, "Liquidity and Capital Resources").

General and administrative expenses aggregated $ 1,509,298 during Fiscal 1996 as compared to $2,323,279 during Fiscal 1995, and $2,388,854 during Fiscal 1994. This decrease was due primarily to the suspension of billings pursuant to the R&D Agreement.

Other income aggregated $133,083 in Fiscal 1996, as compared to $103,106 in Fiscal 1995 and $52,026 in Fiscal 1994. Other income is comprised of interest income and rental income; rental income averages approximately $41,000 per year (all of which was paid by BICO to Diasense in Fiscal 1996 and Fiscal 1995), and the balance of other income is from interest earned on deposits of liquid assets.

During Fiscal 1996 and 1995, the Company extended 2,556,213 and 1,550,000 warrants, respectively, which were originally granted to certain officers, directors, employees and consultants in 1990 and 1991, until 1998 and 1999, respectively. Because the exercise price of such warrants ($1.00 or $.50 per share) was lower than the market price of the common stock at the time of the extensions (which is assumed to be $3.50 per share, although there is currently no public trading market for the common stock), $7,644,033 was charged to operations in Fiscal 1996 and $4,650,000 was charged to operations in Fiscal 1995.

Income Taxes

As of September 30, 1996, the Company had approximately $20,700,000 in net operating losses available for federal tax purposes. Subject to certain limitations, these losses will be available as carryforwards to offset future taxable income through the years 2005-2010. The Company also has federal research and development credit carryforwards available to offset federal income taxes of approximately $700,000, subject to limitations and expiring in the years 2005 through 2010.

Supplemental Financial Information (unaudited)

During October 1996, which is during the first quarter of Fiscal 1997, the Company extended 610,000 warrants, which were originally granted to certain officers, directors, employees and consultants in 1991 until 1999. Because the exercise price of such warrants ($1.00 per share) was lower than the market price of the common stock at the time of the extensions (which is assumed to be $3.50 per share, although there is currently no public trading market for the common stock), $1,525,000 was charged to operations in the first quarter of Fiscal 1997.

                                 BUSINESS

General Development of Business

Diasense, Inc. ("Diasense" or the "Company") was incorporated in the Commonwealth of Pennsylvania on July 5, 1989 as a wholly-owned subsidiary of Biocontrol Technology, Inc. ("BICO"). Diasense's headquarters are located in its office condominium located at 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220.

The Company's business is the development, marketing and manufacture of a noninvasive glucose sensor (the "Noninvasive Glucose Sensor" or the "Sensor") for use by diabetics. During Fiscal 1996, the Company focused its efforts on the Noninvasive Glucose Sensor. Diasense owns the patent, marketing and distribution rights to the Sensor. BICO has the exclusive rights to the research and development and manufacture of the Sensor (See, "Intercompany Agreements"). Where applicable, Diasense and BICO will be referred to herein as "the Companies".

Financial Information About Industry Segments

The Company operates in a single industry segment consisting of the research, development, marketing and intended sale of biomedical products and devices.

Forward-Looking Statements

In addition to other sections of this Prospectus, the Business section also contains the type of forward-looking statements discussed on page 2 herein. Please refer to such discussion in connection with the information presented here.

Description of Business

Development of the Noninvasive Glucose Sensor

Diasense and BICO are currently developing a Noninvasive Glucose Sensor, which management believes will be able to measure the concentration of glucose in human tissue without requiring the drawing of blood. Currently available glucose sensors require the drawing of blood by means of a finger prick.

BICO's initial research and development with insulin pumps led to a theory by which blood glucose levels could be detected noninvasively by correlating the spectral description of reflected electromagnetic energy from the skin with blood glucose levels in the 50 mg per deciliter to 500 mg per deciliter range in the infrared region of the electromagnetic spectrum. The method was studied in 1986 and 1987 by BICO and its consultants at Battelle Memorial Institute in Columbus, Ohio, using laboratory instruments. The results of the studies provided information regarding the use of infrared light in the noninvasive measurement of glucose. The information from the studies, along with later affirmative work, led to a patent application by BICO's research team in 1990. A patent covering the method was granted to the research team and assigned to BICO in December 1991. The rights of this patent have been purchased by Diasense from BICO, pursuant to a Purchase Agreement (See, "Intercompany Agreements"). A second patent application was filed by BICO in December 1992, and was granted in January 1995. This filing contained new claims which extended the coverage of the patent based on additional discoveries and data obtained since the original patent was filed. BICO has assigned the rights to
such patent to Diasense.   Additional concepts to improve the capability of the
instrument to recognize blood glucose were developed, and, in May 1993, corresponding patent applications were filed. As of October 1996, a total of five patents have been issued, with additional patent applications pending (See, "Current Status of the Noninvasive Glucose Sensor" and "Patents, Trademarks and Licenses"). BICO has been granted the right to develop and manufacture sensors pursuant to agreements with Diasense (See, "Intercompany Agreements").

In 1991, BICO's research team began development of a research prototype utilizing different technology than previously studied or developed. This device, the Beta 1 research prototype, was initially tested on six human subjects, and was subsequently tested on 110 human subjects in March 1992, during which simultaneous spectral, blood and chemical data was recorded for analysis in order to develop calibration data for the device. The Beta 1 utilized a separate lap-top computer to perform computational functions. The results of the March 1992 tests were used to develop further refinements which led to the development of the Beta 2A.

Although functionally equivalent in terms of performance with the Beta 1, the next prototype, the Beta 2A, was smaller and had fully integrated computational software and a liquid crystal display which interacted with the operator. This model was tested by BICO on 40 human subjects in July 1992. The spectral and blood chemistry data obtained indicated that the Beta 2A did not have a satisfactory signal-to-noise ratio to allow for the calculation of algorithms of sufficient accuracy to be acceptable to Diasense. The signal-to-noise ratio reflects the sensor's ability to optimize the measurement by accepting the signal desired (the glucose level) and rejecting the random interference. A higher signal-to-noise ratio results in a more accurate measurement.

Additional Beta prototypes evolved which addressed this problem. Testing was performed with each prototype, culminating in clinical trials at two hospitals with ten diabetic volunteers each in Des Plaines, Illinois in May 1993 and in Indiana, Pennsylvania in August 1993. These advanced systems embodying improvements in the optics, electronics and detection subsystems led to the design of the Beta 2D, Beta 2E, and Beta 2F prototypes, designed and constructed to simulate production models.

BICO initially obtained the approval of six Institutional Review Boards ("IRBs") to conduct testing at their hospitals. Those hospitals are Children's Hospital in Pittsburgh, Pennsylvania; Rush North Shore in Skokie, Illinois; Westmoreland Hospital in Greensburg, Pennsylvania; Lutheran General Hospital in Park Ridge, Illinois; Holy Family Hospital in Des Plaines, Illinois; and Indiana Hospital in Indiana, Pennsylvania. The Company conducted initial testing at the Holy Family Hospital and Indiana Hospital, and may conduct further studies on present and future models at some or all of the other hospitals from which IRB approval has been obtained.

On January 6, 1994, BICO submitted its initial 510(k) Notification to the U.S. Food and Drug Administration (the "FDA") for approval to market the production model, the Diasensor 1000 . The submission was based on data obtained from the advanced Beta 2 prototypes, since functionally, the production model will be identical to these prototype models. BICO's 510(k) Notification claims that the product has substantial equivalence to home market glucose monitoring devices presently in the marketplace since its function is similar, although the device operates on a different technological principle. BICO provided information in this 510(k) submission which it believes substantiates that the device does not raise different questions of safety and efficacy and is as safe and effective as the legally marketed predicated devices. Such information is required by the FDA before market approval can be granted. In February 1996, the FDA convened a panel of advisors to make a recommendation regarding BICO's 510(k) Notification. The majority of the panel members recommended that BICO conduct additional testing and clinical trials prior to marketing the Diasensor 1000 . BICO and Diasense announced that they remained committed to bringing the Diasensor 1000 to diabetics, and that additional research, development and testing would continue (See, "Current Status of the Noninvasive Glucose Sensor").

The Diasensor 1000 is a spectrophotometer capable of illuminating a small area of skin on a patient's arm with infrared light, and then making measurements from the infrared light diffusely reflected back into the device, which it then displays on a liquid crystal display on the face of the instrument for the user to read. The Diasensor 1000 uses internal algorithms to calculate a glucose measurement.

Since the Diasensor 1000 will be calibrated individually, each instrument will be sold by prescription only and will be calibrated in a calibration center under a physician's direction. This feature may limit the marketability of the Diasensor 1000 , and, if the device is unable to qualify for third-party reimbursement, the Company's ability to market the device could be adversely effected.

Current Status of the Noninvasive Glucose Sensor

After the FDA's panel review in February 1996, the Companies made additional improvements to the prototypes, and produced 34 production models of the Diasensor 1000 . The data obtained from the improved prototypes was submitted in a revised 501(k) Notification filed with and accepted by the FDA in October 1996. In November 1996, the Companies' research and development team met with the FDA, and agreed to conduct in-home studies of the Diasensor 1000 . The FDA has deemed the 1996 510(k) to be withdrawn because of the additional studies; the Companies will resubmit a 510(k) Notification when the in-home studies have been completed and the data has been analyzed. As with all other FDA-related activities, the Companies cannot provide any assurances as to the date upon which the studies will be completed, the next 510(k) Notification will be submitted, or when the FDA will complete its review of such Notification.

In 1996, the Companies retained Mr. Jeff Nesbit, a former FDA Associate Commissioner for Public Affairs, as a consultant to guide them through the FDA approval process and to assist BICO with its ongoing overall relationship with the FDA.

Although the Company's research and development team continues to meet with and work closely with the FDA, due to the complex, technical nature of the information being evaluated by the FDA, it is impossible for the Company to estimate how much longer the FDA approval process will take.

During 1994, 1995 and 1996, in addition to conducting continued research and development on the Noninvasive Glucose Sensor, BICO prepared its new manufacturing facility for the manufacture of the Noninvasive Glucose Sensor. The facility, comprised of 68,000 square feet, has been reconfigured to BICO's specifications, and the machinery and equipment necessary to manufacture have been ordered.

Pilot production of the devices is planned for early 1997, and parts will continue to be purchased based on the most recent design, including its latest improvements. Manufacturing will occur with full production release documents which signify that production is underway, and that such production meets with FDA Good Manufacturing Practices ("GMP"s). Subject to continued availability of parts and properly-operating equipment, production will then build at a steady pace throughout 1997.

FDA approval is necessary to market the Diasensor 1000 in the United States. The Companies are continuing their efforts to develop software with a more "universal" algorithm, which can be used by a larger population. After introduction of the Diasensor 1000 , BICO plans to finalize the development of the Diasensor 2000 which may contain more complex software, allowing glucose measurements from many individuals to be performed with one instrument. The Diasensor 2000 may be subject to the same regulatory testing and approval process as was required for the Diasensor 1000 .

Diasense is responsible for the marketing and sales of the Noninvasive Glucose Sensor. Diasense plans to market the Noninvasive Glucose Sensor directly to diabetics, through their doctors' orders, and is currently negotiating with domestic and international distribution organizations to aid in the marketing and distribution of the Noninvasive Glucose Sensor. Although many factors may cause a change in management's current estimate, the Company believes that the sales price of the Diasensor 1000 at this time will range from approximately $7950 to approximately $8500. Such price may be set at a level which would limit its sales, absent third-party reimbursement. Due to the current vicissitudes of the health-care insurance industry, the Companies are unable to make any projections as to the availability of, or procedures required in connection with, third-party reimbursement. Although the Companies estimate, based on 1995 American Diabetes Association data, that there are nearly 16,000,000 diabetics in the United States, not all diabetics will be suitable users of the Noninvasive Glucose Sensor. Those diabetics who require and benefit from frequent glucose monitoring comprise the potential market for the Noninvasive Glucose Sensor. The Companies are unable to estimate the size of that market at this time.

Invasive Glucose Sensors

Currently, blood glucose levels are generally measured by use of invasive glucose sensors utilizing two different methods. The simplest method for monitoring blood glucose levels requires the user to prick a finger, draw a drop of blood, and place the blood on a chemically-treated test strip. After a specified amount of time has elapsed, the blood must be blotted or wiped off. After an additional amount of time has elapsed, the color of the test strip is visually compared to that of a color chart, and the glucose level is read from
the chart.   The second method requires the user of an invasive glucose sensor to prick a finger, draw a drop of blood, and to place the blood on a test strip similar to those described above. Later, the user must wait a prescribed period of time and place the test strip in the invasive glucose sensor which will display a readout of the blood glucose level. Diasense believes that many of the existing invasive glucose sensors are complicated, time-consuming, prone to user error, inconvenient, unpleasant and entail significant ongoing expenditures by the user for supplies.

The Company believes that these methods generally yield accuracy levels within plus or minus 25-30 mg/dl of actual glucose levels (depending upon testing conditions). Diasense believes that if current research and development efforts are successful, the Noninvasive Glucose Sensor will have a range of accuracy at least as accurate as currently available invasive glucose sensors.

With either method, adequate control of blood glucose levels requires several finger pricks each day, which is an unpleasant experience for the user, especially for children. Depending upon the relative facility of the user, it generally takes at least two to four minutes for a readout to be provided from existing invasive glucose sensors. Moreover, the ongoing costs of repeated testing are significant to the average user, given the cost of test strips, lancets, swabs, antiseptics, test solutions, etc., and could represent a monthly cost of up to $100 or more. Diasense believes that if the Noninvasive Glucose Sensor is successfully developed, manufactured and marketed, the unpleasantness of existing testing methods will be effectively eliminated, and the expense and inconvenience will, over the long term, be significantly reduced.

A clinical invasive glucose sensor marketed by Yellow Springs Instruments, Inc. (the "Yellow Springs Sensor") is an invasive glucose sensor which is relatively non-portable and costs approximately $8,000 per unit. It is used nearly exclusively by hospitals and other institutions. The Yellow Springs Sensor has significantly different abilities, characteristics and limitations than existing invasive glucose sensors. Although Diasense believes that the Yellow Springs Sensor yields higher accuracy levels than other invasive glucose sensors (within plus or minus 3% of actual glucose levels) within up to 30 minutes, Diasense believes that its Noninvasive Glucose Sensor may be more desirable to most users of existing invasive glucose sensors, who typically value speed and convenience, who do not require the higher accuracy levels achieved by the Yellow Springs Sensor, and who do not want to utilize invasive methods.

Diabetes

The American Diabetes Association (the "ADA") has estimated that diabetes is the seventh leading cause of death in the United States. The ADA also estimates that there are 16 million diabetics in the United States, including 11% of all people between the ages of 65 and 74, with corresponding estimated annual health care and work loss costs of more than $92 billion. It is also estimated that more than 385,000 diabetics die each year from complications associated with diabetes. More than 625,000 new cases of diabetes are diagnosed each year. Diabetics who are stricken with juvenile diabetes, the most severe form of the disease, can survive with insulin injections. However, the quality and length of their lives are generally reduced by problems associated with insulin therapy and by the onset of serious diabetic complications, including blindness, kidney failure, impotence and increased susceptibility to infection.

Many tissues of the body normally rely on glucose, a form of sugar, as a source of metabolic energy. Most cells store significant amounts of glucose as glycogen, but certain tissues, especially the brain, depend upon the blood to deliver a continuous supply of glucose. The concentration of glucose in the bloodstream must be controlled within a relatively tight range to maintain normal health. If blood glucose drops too low, causing hypoglycemia, the brain and nervous system stop working properly, thereby causing faintness, weakness, tremulousness, headache, confusion, and personality changes. Severe hypoglycemia can progress to convulsions, coma, and death. If blood glucose rises too high, causing hyperglycemia, there may be excess urine production, thirst, weight loss, fatigue, and in the most severe cases, dehydration, coma, and death. Moreover, hyperglycemia causes damage from chemical reactions between the excess glucose and proteins in cells, tissues, and organs. Over long periods of time, episodes of hyperglycemia are thought to lead to diabetic complications, including blindness, kidney failure, impotence and increased susceptibility to infection.

To control the storage and metabolism of blood glucose, the pancreas makes hormones that signal either removal or addition of glucose to the blood, depending on the need. Insulin is a pancreatic hormone that lowers blood glucose levels. Glucagon is a pancreatic hormone that raises blood glucose levels. Although certain other hormones affect blood glucose levels, insulin and glucagon have been considered the principal regulators of glucose metabolism associated with eating.

When the concentration of glucose in the bloodstream is not controlled within a relatively tight range, severe complications result. The principal disease associated with abnormal glucose metabolism is diabetes mellitus, which is defined by the presence of elevated blood glucose levels. Over the last 20 years, it has become generally accepted that there are several distinct subclasses of diabetes, the two most important of which are Type I diabetes ("Type I Diabetes") and Type II diabetes ("Type II Diabetes"). Type I Diabetes, or insulin-dependent diabetes mellitus, typically begins during childhood or early adulthood (and is therefore termed "juvenile diabetes"). Type II Diabetes, or non-insulin-dependent diabetes mellitus, typically begins during or after middle age (and is therefore termed "adult onset diabetes").

Type I Diabetes. It is estimated that there are over 1 million Type I diabetics in the United States, and about 45,000 new cases are diagnosed each year. Type I Diabetes is caused by the destruction of the pancreatic cells that make insulin, resulting in deficient hormonal control of glucose metabolism and abnormally high blood glucose. High blood glucose levels can lead to coma and death if not adequately controlled.

Before the discovery of insulin, Type I Diabetes was a rapidly fatal disease. Insulin therapy corrects the most serious metabolic disorders, and the discovery of insulin is regarded as a major triumph of medical science. However, even with modern insulin therapy, Type I diabetics cannot lead normal lives. Type I diabetics' life spans can be shortened by the onset of serious complications, including blindness, kidney failure, impotence and increased susceptibility to infection. Consequently, intensive insulin therapy to control blood glucose is an objective of modern diabetes treatment. For Type I diabetics, glucose control requires frequent monitoring of glucose levels and rigid management of diet, exercise and therapy and is difficult to achieve for many patients.

Type II Diabetes. It is estimated that there are over 5 million diagnosed Type II diabetics in the United States and equal numbers of both undiagnosed Type II diabetics and people with impaired glucose tolerance, a condition characterized by normal blood glucose levels before eating but a tendency toward hyperglycemia afterward. An estimated 600,000 new cases of Type II Diabetes are diagnosed each year in the United States.

The cause of Type II Diabetes is not precisely known. What is known is that Type II Diabetes usually occurs during or after middle age, heredity plays a role, and energy-rich diets coupled with sedentary lifestyles are involved. These factors appear to combine to cause insulin resistance, which is a failure of insulin to act normally to reduce blood glucose levels. As a consequence, even though insulin continues to be secreted by the pancreas, sometimes in above- normal amounts, blood glucose is poorly controlled. Over time, the resulting episodes of hyperglycemia are thought to cause widespread tissue damage, including possible damage to insulin secretion mechanisms in the pancreas. Current therapies for Type II diabetics include rigid dietary control, often in conjunction with the prescription of sulfonylurea compounds or, in the late stages of the disease, daily insulin injections. Again, frequent monitoring of glucose levels is required.

Other Potential Products

In addition to the Noninvasive Glucose Sensor, Diasense believes that noninvasive sensors for monitoring the level of other blood constituents are capable of development, utilizing certain of the technologies and processes expected to be used in the Noninvasive Glucose Sensor. These other blood constituents include alcohol, cholesterol, globulin, albumin, urea, bilirubin, triglycerides and total protein.

Once the development of the Noninvasive Glucose Sensor has been successfully completed, as to which the Company can provide no assurances, the Company intends to consider the development of noninvasive sensors for these other blood constituents and will evaluate at that time the respective marketability of such sensors. Such development would require the filing of additional patent applications, and there can be no assurance that the Company will succeed in developing any other noninvasive sensors. BICO has a right of first refusal with respect to the development of such other sensors and the exclusive right to manufacture such sensors if development is completed (See, "Intercompany Agreements").

Foreign Subsidiaries

In connection with its office in London, Diasense has formed Diasense U.K. Limited. Operations of this subsidiary is currently limited to the employment of part-time consultants to take orders for the Diasensor 1000 .

Net Sales

The Company is still in the research and development mode of its product development; no sales have occurred since its inception.

Research and Development

The Company is continuing the research and development of the Noninvasive Glucose Sensor. The research and development is being conducted by BICO pursuant to a Research and Development Agreement (See, "Intercompany Agreements").

Product Development

The Company is currently developing other models of the Noninvasive Glucose Sensor for more universal use.

Manufacturing

Production and inventory buildup of the Diasensor 1000 is expected to continue. Manufacturing of the Diasensor 1000 for sale in the U.S. will not begin without FDA approval. BICO will act as Diasense's exclusive manufacturer of production units of the Noninvasive Glucose Sensor for fifteen years (See, "Manufacturing Agreement"). Pursuant to the Manufacturing Agreement, BICO will manufacture units of the Noninvasive Glucose Sensor for sale to Diasense at its manufacturing facility in Indiana, PA, although BICO may use various subcontractors to provide certain components. The Companies plan to have the optics, software, electronics and other mechanical components supplied to BICO for assembly on a coordinated basis with BICO's production schedule. After manufacturing is underway, BICO does not expect to maintain significant inventories and, as a result, backlogs may occur from time to time.

In September 1992, BICO entered into a 10-year lease with the Indiana County Board of Commissioners for a 22,500 square foot facility located in Indiana, PA, which will be used by BICO for the assembly of production units of the Noninvasive Glucose Sensor. During 1994, 1995 and 1996, BICO renovated the facility and ordered the required capital equipment and machinery necessary for assembly operations. BICO plans to spend approximately $5 million on such renovations and equipment purchases. In addition, during 1995, BICO obtained an additional 45,500 square feet of manufacturing space, which is being completed for manufacturing.

Pilot production of the Diasensor 1000 is planned for early 1997, and parts will continue to be purchased based on the most recent design, including its latest improvements. Manufacturing will occur with full production release documents which signify that production is underway, and that such production meets with FDA Good Manufacturing Practices ("GMP"s). Subject to continued availability of parts and properly-operating equipment, production will then build at a steady pace throughout 1997.

BICO has undertaken, pursuant to the Manufacturing Agreement, to comply with good manufacturing practices and other regulatory standards and intends to establish a quality control and quality assurance program once manufacturing begins. Although the Companies plan to work closely to coordinate the implementation of these undertakings, there can be no assurance that BICO will meet Diasense's requirements for quality, quantity, or timeliness.

Marketing and Distribution

Although Diasense's officers and marketing employees have experience in sales, marketing, and/or distribution, Diasense has no direct prior or existing experience. Diasense's officers have such experience, but not specifically in the biomedical device industry (See, "Directors and Executive Officers"). Although the Company believes that a successfully developed Noninvasive Glucose Sensor will attract a market, the Company anticipates that substantial marketing efforts and the expenditure of significant funds may be necessary to inform potential customers and distributors of the distinctive characteristics and benefits of the Company's Noninvasive Glucose Sensor. The Company's success will also depend to a significant extent on its ability to establish an effective internal marketing organization.

In addition, the Company's operating results will depend largely on its ability to establish successful arrangements with domestic and international distributors and marketing partners. Diasense also contemplates that it will employ a direct sales force focusing directly on diabetics. Although the Company believes that a successfully developed Noninvasive Glucose Sensor will be a profitable product for the Company, there can be no assurances that Diasense will be able to establish sufficient direct sales capabilities and distribution relationships or that it will be successful in gaining market acceptance and profitability through sales of its products.

Patents, Trademarks and Licenses

Diasense owns a patent entitled "Non-Invasive Determination of Glucose Concentration in Body of Patients" (the "Patent") which covers certain aspects of a process for measuring blood glucose levels noninvasively. Such Patent was awarded to BICO's research team in December 1991 and was sold to Diasense pursuant to a Purchase Agreement dated November 18, 1991 (See, "Intercompany Agreements"). The Patent will expire, if all maintenance fees are paid, no earlier than the year 2008. If marketing of a product made under the Patent is delayed by clinical testing or regulatory review, an extension of the term of the Patent may be obtained. Diasense's Patent relates only to noninvasive sensing of glucose but not to other blood constituents. Diasense has filed corresponding patent applications in a number of foreign countries.

A second patent application was filed by BICO in December 1992, which was assigned to Diasense. This second patent contained new claims which extend the coverage based upon additional discoveries and data obtained since the original patent was filed. The patent application was amended in October 1993, and was granted in January 1995. In May 1993, four additional patent applications were filed by BICO's research teams related to the methods, measurement and noninvasive determination of analyte concentrations in blood.

As of October 1996, a total of five patents have been issued, all of which have been assigned to Diasense. Corresponding patent applications have been filed in foreign countries where the Company anticipates marketing the Noninvasive Glucose Sensor.

BICO's research team continues to file patent applications, provisional patent applications, some of which are being converted into "PCTs" (Patent Cooperative Treaty) which reflect the continued research and development and additional refinements to the Noninvasive Glucose Sensor.

Diasense or BICO may file applications in the United States and other countries, as appropriate, for additional patents directed to other features of the Noninvasive Glucose Sensor and related processes.

Those competitors known by Diasense to be currently developing non-invasive glucose sensors own patents directed to various devices and processes related to the non-invasive monitoring of concentrations of glucose and other blood constituents. It is possible that such patents may require Diasense to alter any model of the Noninvasive Glucose Sensor or the underlying processes relating to the Noninvasive Glucose Sensor, to obtain licenses, or to cease certain activities.

The Company also relies upon trade secret protection for its confidential and proprietary information. Although Diasense and BICO take all reasonable steps to protect such information, including the use of Confidentiality Agreements and similar provisions, there can be no assurance that others will not independently develop substantially equivalent proprietary information or techniques, otherwise gain access to the Company's trade secrets, disclose such technology, or that the Company can meaningfully protect its trade secrets.

The Company has filed for trademark protection for the term "Diasensor 1000 ", which is intended for use in connection with the Diasensor models; such filing will remain pending until the first production unit is shipped. The Company intends to apply, at the appropriate time, for registrations of other trademarks as to any future products of the Company.

Warranties and Product Liability

Because the Company has not yet begun its manufacture or sale of any products, it has not extended any warranties or incurred product liability risk. BICO and Diasense currently have product liability insurance. Upon the initiation of manufacture or sale of products, the Company will attempt to obtain additional insurance to cover product liability risk, if necessary.

Source of Supply

Once production of the Noninvasive Glucose Sensor begins, BICO, as the manufacturer (See, "Intercompany Agreements"), will be dependent upon suppliers for some of the components required to manufacture the Noninvasive Glucose Sensor. Some components may not be generally available, in which case BICO and the Company may become dependent upon those suppliers which do provide such specialized products.

Competition

With the rapid progress of medical technology, and in spite of continuing research and development programs, the Company's developmental products are always subject to the risk of obsolescence through the introduction by others of new products or techniques. Management is aware that other research groups are developing noninvasive glucose sensors, but has limited knowledge as to the technology used or stage of development of these devices. There is a risk that those other groups will complete the development of their devices before the Company does. There is no other company currently producing or marketing noninvasive sensors for the measurement of blood glucose similar to those being developed by the Company. Competitive success in the medical device field is dependent upon product characteristics including performance, reliability, and design innovations.

The Noninvasive Glucose Sensor will compete with existing invasive glucose sensors. Although the Company believes that the features of the Noninvasive Glucose Sensor, particularly its convenience and the fact that no blood samples are required, will compete favorably with existing invasive glucose sensors, there can be no assurance that the Noninvasive Glucose Sensor will compete successfully. Most currently available invasive glucose sensors yield accuracy levels of plus or minus 25% to 30%, range in price from $80 to $200, not including monthly costs for disposable supplies and accessories, and are produced and marketed by eight to ten sizable companies. Those companies include Miles Laboratories, Inc., Boehringer Mannheim Diagnostics, and Lifescan (an affiliate of Johnson & Johnson).

Such companies have established marketing and sales forces, and represent established entities in the industry. Certain of the Company's competitors (including their corporate or joint venture partners or affiliates) currently marketing invasive glucose sensors have substantially greater financial, technical, marketing and other resources and expertise than Diasense, and may have other competitive advantages over Diasense (based on any one or more competitive factors such as accuracy, convenience, features, price or brand loyalty). Additionally, competitors marketing existing invasive glucose sensors may from time to time improve or refine their products (or otherwise make them more price competitive) so as to enhance their marketing competitiveness relative to the Company's Noninvasive Glucose Sensor. Accordingly, there can be no assurance that the product, or Diasense as marketer for the Noninvasive Glucose Sensor, will be able to compete favorably with such competition.

In addition to the invasive glucose sensors discussed above, there exist invasive sensors, such as the Yellow Springs Sensor (the "Clinical Sensors") which the Company believes achieve accuracy levels within 30 minutes which are within plus or minus 3% of actual glucose levels. The Company will also compete with this technology, which is relatively non-portable and bears a price of approximately $8,000. The Clinical Sensors are presently used almost exclusively by hospitals and other institutions, and, like all invasive sensors, still require repeated blood samples. It is anticipated that the Company will also face competition from the Clinical Sensors, at least in some markets. For example, certain institutions that might otherwise purchase Diasense's products may decide to continue to use the Clinical Sensors, whether due to the superior accuracy levels of that sensor or institutional or historical bias, despite what Diasense believes will be the superior convenience and cost factors of the Noninvasive Glucose Sensor.

At this time, the Company estimates that the anticipated selling price of the Diasensor 1000 will range from $7950 to $8500, depending upon the country in which it is sold and other factors; such estimate is subject to change as the FDA process continues. Such price will be a factor in the Company's ability to compete with other available technology.

The Company faces more direct competition from other companies who are currently researching and developing noninvasive glucose sensors. The Company has very limited knowledge as to the stage of development of these sensors; however, should another company successfully develop a noninvasive glucose sensor, achieve FDA approval, and reach the market prior to the Company, it would have an adverse effect upon the Company's ability to market its sensor.

The companies which are currently engaged in the research and/or development of noninvasive glucose sensors include the following: Sandia National Laboratories ("Sandia"), which is working with the University of New Mexico, Futrex, Inc. ("Futrex"), Boston Advanced Technologies, Inc. ("B.A.T."), and Cygnus, Inc. ("Cygnus"). Although the Company is not aware, there may be other companies engaged in similar research and development. The named companies, and others, may be further along in their development than the Company is aware, and may have access to capital and other resources which would give them a competitive advantage over the Company. The following is a summary of the Company's current knowledge regarding the companies listed.

Sandia, which is funded by the U.S. Department of Energy and administered by AT&T, has publicly reported that it has developed a noninvasive glucose sensor based on infrared spectroscopy and using near-infrared light. In May 1993, Sandia disclosed that it entered into agreements with Rio Grande Medical Technologies, Inc. ("Rio Grande"), transferring certain rights and patents relating to a noninvasive glucose sensor, and that Rio Grande was seeking financing to develop the technology. In November 1994, a representative of Sandia publicly stated that their research and development still required no less than two years to perfect the device. The Company is not aware of Sandia's commencement of clinical trials through IRBs which would satisfy FDA approval requirements. Futrex, which has been granted four patents relating to the noninvasive detection of glucose, conducted unsuccessful clinical trials in 1991. Futrex conducted additional clinical trials, and has disclosed in August 1995 IPO filings with the SEC that it plans to file a 510(k) Notification with the FDA for its device in the fourth quarter of 1995; however, media reports indicate that Futrex and its founder are now the subject of a federal court suit initiated by the SEC, which could have a significant negative impact on Futrex's future. B.A.T. was, in the past, conducting research and development of a noninvasive sensor for the analysis of blood constituents, including glucose, pursuant to a contract with NASA, but the Company has no knowledge of whether B.A.T. is presently pursuing the research. B.A.T. owns one patent, but has not disclosed whether any prototype has been developed or tested. Cygnus has disclosed that it is developing a "GlucoWatch", which it claims periodically directs an electrical current into the diabetic in order to monitor glucose levels. Cygnus, which is now being funded by Abbott Laboratories, a major pharmaceutical company, has not yet submitted its device for FDA scrutiny and, to the best of the Companies' knowledge, must complete additional clinical trials prior to applying for FDA approval to market the device.

Certain organizations are also actively engaged in researching and developing technologies that may regulate the use or production of insulin or otherwise affect or cure the underlying causes of diabetes. Diasense is not aware of any new or anticipated technology that would effectively render the Noninvasive Glucose Sensor obsolete or otherwise not marketable as currently contemplated. However, there can be no assurance that future technological developments or products will not make the Noninvasive Glucose Sensor significantly less competitive or, in the case of the discovery of a cure for diabetes, even effectively obsolete.

Government Regulations

Since the Company's Noninvasive Glucose Sensor product is a "medical device" as defined by the Federal Food, Drug and Cosmetic Act, as amended (the "Act"), it is subject to the regulatory authority of the FDA and will also be subject to the authority of similar foreign regulatory agencies in countries where the Noninvasive Glucose Sensor may be marketed. The FDA has promulgated regulations that apply to the testing, marketing, registration and manufacture of medical devices and products. The FDA can subject the Company to inspections of its facilities and operations and may also audit its record keeping procedures at any time.

Moreover, approvals are subject to continual review, and the future discovery of previously unknown problems may result in certain restrictions being applied to the use or marketing of the Noninvasive Glucose Sensor or a complete withdrawal from the market.

Because the Noninvasive Glucose Sensor is subject to regulation by the FDA, the Company will be required to meet applicable FDA requirements prior to marketing the device in the United States. These requirements include clinical testing, which must be supervised by the IRBs of chosen hospitals. Clinical testing began on the Noninvasive Glucose Sensor in May 1993 (See, "Current Status of the Noninvasive Glucose Sensor"). The clinical trials have been conducted based on a determination by the Company and the IRBs that the device is a "non-significant risk" device, thus obviating the need for an Investigational Device Exemption ("IDE") filing with the FDA. Should any of the IRBs determine, and are successful in convincing the FDA, that the device is a "significant risk" device, the Company would be required to submit an IDE filing to the FDA. Such filing would result in material delays and expenses for the Company, and a resulting significant delay in the completion, marketing and sale of the Noninvasive Glucose Sensor. To date, neither the IRBs nor the FDA have informed the Company that they are of the opinion that the device is a "significant risk" device.

Diasense may conclude clinical testing on any device at any point at which it believes additional data is not necessary for inclusion in the 510(k) Notification. Such notification will include a detailed description of the prototype and data produced during clinical trials. The 510(k) Notification review by the FDA involves a substantial period of time, and requests for additional information and clinical data will require additional time. Although the Company does not anticipate extraordinary problems, there can be no assurance that the 510(k) Notification will ultimately be approved, or when it will be approved.

The 510(k) Notification filed by the Company for the Diasensor 1000 indicated that the device is "substantially equivalent" to similar existing devices, namely invasive glucose sensors. In connection with its review of the Company's 510(k) Notification, the FDA will determine whether the device is "substantially equivalent" to a similar existing device based upon the following factors: (i) whether the device has the same "intended use" as an the existing device; and (ii) whether the device has the same technological characteristics as the existing device, unless the different technological characteristics do not adversely affect its safety and effectiveness. Although the Company and the IRBs believe that the Noninvasive Glucose Sensor satisfies those requirements, thus qualifying for a 510(k) Notification, there can be no assurance that the FDA will agree. Although its correspondence with the Company appears to indicate that the FDA believes that the 510(k) Notification is the appropriate filing for the Diasensor 1000 , should the FDA determine that the device is not "substantially equivalent" to an existing device, or refuse to approve the 510(k) Notification for any reason, the Company would be required to submit to the FDA's full pre- market approval process, which would require additional testing, and result in significant delays and increased expenses. The FDA's pre-market approval process is more extensive, time-consuming and will result in increased research and development expenses, while delaying the time period in which BICO and Diasense could begin manufacturing and marketing the product.

The time elapsed between the completion of clinical testing at IRBs and the grant of marketing approval by the FDA is uncertain, and no assurance can be given that approval to market the Noninvasive Glucose Sensor will ultimately be obtained. In addition, delays or rejections may be encountered based upon changes in the FDA's regulatory policies during the period of research and development and the FDA's review.

The Company may also be required to comply with the same regulatory requirements prior to introducing the Diasensor 2000 , or other models of the Noninvasive Glucose Sensor, to the market. Any changes in FDA procedures or requirements will require corresponding changes in the Company's obligations in order to maintain compliance with FDA standards. Such changes may result in additional delays or increased expenses.

In March 1993, the FDA announced that it intends to take steps to enhance its review and approval procedures and guidelines relating to the testing of medical devices, including imposing a higher standard of proof on medical devices that might pose potential health risks. Diasense is unable to determine at this time whether such action may have a material adverse effect on the approval of the Noninvasive Glucose Sensor by the FDA or on Diasense's business generally. The extent of federal, state, local or foreign governmental regulations that might result from any future legislation or administrative action, and the impact of any such action on Diasense's products or business, cannot be accurately determined.

Diasense's products may also be subject to foreign regulatory approval prior to any sales.

The FDA's Good Manufacturing Practices for Medical Devices specifies various requirements for BICO's manufacturing processes and maintenance of certain records.

Future sales of Diasense's products may also be affected by the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), which are intended to assure the quality and reliability of all medical testing in the United States, regardless of where the testing is performed. Regulations to implement CLIA became effective in 1992, and, accordingly, the current or future impact of such regulations on Diasense's products cannot fully be determined at this
time.    These regulations affect previously unregulated testing markets, including physician office laboratories and small volume test sites. These market segments may be discouraged from initiating, continuing or expanding patient testing as a result of CLIA. There can be no assurance that the regulations will not have an effect on the potential uses for the Noninvasive Glucose Sensor, with a resulting impact on its potential markets.

Human Resources

Diasense had no full-time employees until January 1992. Presently, Diasense has seven full-time employees, most of which are located at its Pittsburgh, Pennsylvania office. Diasense also has one employee in its Maryland office. Diasense employs consultants in its London office. Diasense believes that, if and when FDA approval is obtained for the Noninvasive Glucose Sensor, or manufacturing and marketing begins, it will employ approximately 48 persons on a full-time or part-time basis in the United States, and approximately sixteen persons in each foreign office. Diasense's success will depend upon the efforts of its key management personnel, the departure of any of whom may adversely affect Diasense's business. None of the Company's employees are represented by a collective bargaining unit, and Diasense considers its relations with its employees to be excellent.

Financial Information About Foreign and Domestic Operations and Export Sales

The Company's operations are located primarily in the United States of America. In 1994, the Company incorporated a majority-owned foreign subsidiary, Diasense U.K. Limited, in order to facilitate the opening of its office in London,
England.    Although the Company is currently taking orders in its London office, the Company has had no sales, foreign or domestic, since its inception.

Properties

In April 1992, Diasense purchased an office condominium for $190,000. The office, which consists of approximately 4600 square feet, is located at 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220. Diasense's administrative offices are located in such office, and BICO leases a portion of the office at a monthly rental amount of $3,544 plus one-half of the utilities (See, "Certain Relationships and Related Transactions").

Diasense leases office space in Beltsville, Maryland. Such space is leased on a three-year term with monthly rental amounts of $1400 in 1994, $1700 in 1995 and $1613 in 1996.

As of September 1996, Diasense has an office in London, England for the purpose of taking orders for the Diasensor 1000 .

The Company believes that its existing facilities will be sufficient to meet its needs through Fiscal 1997. Should the Company require additional space, the Company believes such space will be available at reasonable commercial rates.

Legal Proceedings

In April 1996, the Pennsylvania Securities Commission commenced an informal investigation into Diasense's sales of its common stock pursuant to its public offering in an effort to determine whether any sales were made improperly to Pennsylvania residents. The Company has been cooperating fully with the state and has provided all of the information requested. As of the date of this filing, no determinations had been made.

In May 1996, the Company, along with BICO and BICO's individual directors, including David Purdy and Fred Cooper, who are also officers and directors of Diasense, was served with a federal class action lawsuit based on alleged violations of federal securities laws. The Companies have filed a Motion to Dismiss the suit and are aggressively defending against it. No determinations as to possible liability or exposure are possible at this time, although the Company does not believe that any violations of the securities laws have occurred.

In November 1994, BICO's counsel was notified by the staff of the Philadelphia office of the U.S. Securities and Exchange Commission (the "SEC") that the SEC had decided to discontinue its investigation of BICO, its officers and directors. The SEC concluded its informal investigation, which was originally initiated in mid-1991, and determined that no enforcement action was necessary.

Submission of Matters to a Vote of Security Holders

Not applicable.

                                MANAGEMENT


The directors and executive officers of the Company are as follows:


  Name             Age        Director Since      Positions Held
_________________  ___        ______________      _________________________
David L. Purdy      68             1989           Chairman of the Board,
                                                  Chief Scientist

Fred E. Cooper      51             1989           President, CEO, Director

Anthony J. Feola    49             1991           Director

C. Terry Adkins     45             1992           Vice President of
                                                  International Sales,
                                                  Director

Gary R. Keeling     36             1991           Vice President of
                                                  Marketing and Sales,
                                                  Director

DAVID L. PURDY, 68, is the Chairman of the Board and Chief Scientist of the Company. Mr. Purdy has been a director since the Company's inception and became Chairman of the Board in October 1992. Mr. Purdy acted as the Company's Treasurer from its inception until October 1992, when he became its Chief Scientist. Mr. Purdy has been employed primarily as the President of BICO from 1972 to the present. Mr. Purdy is currently the President, Chairman of the Board and a director of BICO. Mr. Purdy currently devotes approximately 40% of his time to Diasense, and 60% of his time to BICO and its subsidiaries.

FRED E. COOPER, 51, has been the President and a director of the Company since its inception. Prior to joining the Company, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, a company in which he served as Executive Vice President until his resignation and divestiture of ownership in August 1990. Mr. Cooper is the Chief Executive Officer and a director of BICO. Mr. Cooper currently devotes approximately 40% of his time to Diasense and 60% to BICO and its subsidiaries.

ANTHONY J. FEOLA, 49, has been a director of the Company since February 1991. In addition, Mr. Feola served as the Company's Chief Operating Officer until April 1994, when he rejoined BICO as its Senior Vice President. At that time, BICO assumed Mr. Feola's employment contract with Diasense. Mr. Feola also served as the Company's Vice President of Marketing and Sales from December 1991 until October 1992. Until January 1, 1992, he was BICO's Vice President of Marketing and Sales. Prior to joining BICO in November, 1989, Mr. Feola was Vice President and Chief Operating Officer with Gateway Broadcasting in Pittsburgh, PA and a National Sales Manager for Westinghouse Corporation, also in Pittsburgh, PA. He also serves as a director of BICO.

C. TERRY ADKINS, 45, has been the Company's Vice President of International Sales since October 1992, and a director since March 1992. From July 1990 until January 1992, Mr. Adkins was a private consultant to the banking industry with an office in Annapolis, MD, and owned Brie Cor Funding, Inc., a company which provided financial advisory services. He became an employee of Diasense on January 1, 1992. He was associated with Maryland Publick Banks, Inc. in 1989-90 and served as the President of the Annapolis National Bank in 1990. From 1987 to 1989, he was President of the Madison Bank of Maryland.

GARY KEELING, 36, has been the Company's Vice President of Marketing and Sales since October 1992, and a director since October 1991. Prior to joining Diasense in March 1992, Mr. Keeling was employed, from February 1991 until February 1992, by Commercial Funding Corp., of Pittsburgh, PA. Mr. Keeling continues to be the owner of that company. He was employed by Equitable Financial Management, Inc. in Pittsburgh, PA from February, 1984 until January 1991.

Pursuant to the requirements of Item 405 of Regulation S-K regarding timely filings required by Section 16(a) of the Securities and Exchange Act, the Company represents the following. Based solely on its review of copies of forms received and written representations from certain reporting persons, the Company believes that all of its officers, directors, and greater than ten percent beneficial owners complied with applicable filing requirements.

Executive Compensation

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the Fiscal Years ended September 30, 1996, 1995 and 1994 of those persons who were, at September 30, 1996: (i) the Chief Executive Officer, and (ii) the other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 (the "Named Executives").

                        SUMMARY COMPENSATION TABLE

                  Annual         Compensation                 Long Term         All Other
                                                              Compensation(1)   Compensation ($)
                                                                                     (2)
________________________________________________________________________________________________
Name and          Year    Salary ($)    Bonus ($)   (2)Other   Awards
Principal                                              $      Warrants
Position                                                      (number of
                                                              shares) (#)
----------        ----    ----------    ---------   --------  ---------------   ----------------
Fred E.           1996    $150,000         $ 0        $ 0     478,545(3)            $ 0
Cooper,
CEO (4)           1995    $167,045         $ 0        $ 0     350,000(3)            $ 0

                  1994    $ 95,454         $ 35,000   $ 0       - 0 -               $ 0

David L.          1996    $100,000         $ 0        $ 0     600,000(3)            $ 0
Purdy,
Chief Scientist   1995    $102,273         $ 0        $ 0     350,000(3)            $ 0
(5)
                  1994    $ 72,727         $ 0        $ 0       - 0 -               $ 0

Gary R.           1996    $125,000         $ 0        $ 0     100,000(7)            $ 0
Keeling, Vice
President (6)     1995    $118,750         $ 18,750   $ 0      50,000(3)            $ 0

                  1994    $ 75,000         $ 0        $ 0       - 0 -               $ 0

(1) The Company does not currently have a Long-Term Incentive Plan ("LTIP"), and no payouts were made pursuant to any LTIP during the years 1996, 1995, or 1994. Except as noted in Note (3) below, the Named Executives were awarded warrants to purchase the number of shares of the Company's common stock set forth in the table above in each of the years noted (See, "Certain Relationships and Related Transactions"). The Company has no retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees. The Company currently has key-man life insurance for David L. Purdy and Fred E. Cooper.

(2) During the years ended September 30, 1996, 1995 and 1994, the Named Executives received medical benefits under the Company's group insurance policy.

(3) During Fiscal 1995 and Fiscal 1996, the Company extended warrants previously issued to the Named Executives which would have otherwise expired. Although the extensions were in connection with warrants already held by the Named Executives, they are shown in the table set forth above as "awards" for executive compensation disclosure purposes because at the time of the extension, the exercise price of the warrants (which remained unchanged) was less than the "market price" of the common stock, which is assumed to be $3.50 per share, although there is currently no public trading market for the common stock (See, "Option/Warrant/SAR Grants in Fiscal 1996" Table).

(4) In Fiscal 1994, Mr. Cooper was awarded bonuses aggregating $35,000. Mr. Cooper will be paid salary and bonuses aggregating approximately $426,000, $330,000 and $260,000 by BICO and its other subsidiaries during calendar years 1996, 1995, and 1994, respectively.

(5) Mr. Purdy will be paid salary and bonuses aggregating approximately $300,000, $300,000 and $250,000 by BICO during calendar years 1996, 1995, and 1994, respectively.

(6)  In Fiscal 1995,  Mr. Keeling was awarded bonuses aggregating $18,750.

(7) On October 24, 1995, Mr. Keeling was granted warrants to purchase 100,000 shares of common stock at $3.50 until October 24, 2000.

               Option/Warrant/SAR Grants in Last Fiscal Year

                                                                                               POTENTIAL REALIZED
                                                                                                VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS(1)                                                   OPTION TERM (3)



                                         Percent of
                       Number of           Total
                       Securities       Options/SARs
                       Underlying        Granted to       Exercise or
                      Options/ SARs     Employees in      Base Price    Expiration
Name                   Granted (#)     Fiscal Year (2)      ($/Sh)         Date           5% ($)      10% ($)       0% ($)
----------------      -------------    ---------------    -----------   ----------     ----------  -----------   ----------
Fred E. Cooper           300,000             9.1%            $0.50       3/25/99       $1,068,900   $1,255,800   $  900,000
                         178,545             5.4%            $0.50       5/07/99       $  633,835   $  742,391   $  535,635

David L. Purdy           300,000             9.1%            $0.50       3/25/99       $1,068,900   $1,255,800   $  900,000
                         300,000             9.1%            $0.50       5/07/99       $1,065,000   $1,247,400   $  900,000

Gary R. Keeling          100,000(4)          3.0%            $3.50      10/24/00       $   96,700   $  213,700   $     0

__________________________________________

(1) Except as set forth in Note (4) below, the warrants set forth in this table represent the warrants already held by the Named Executives which were extended by the Company during Fiscal 1996. These warrants to purchase the Company's common stock were originally granted to the Named Executives in 1990 and 1991 (See, "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS"). Although the warrants were not actually awarded during Fiscal 1996, they are included in this Executive Compensation disclosure section because the exercise price of the warrants, which was not changed at the time of the extension, was less than the "market price" of the common stock at the time of the extension.

(2) For purposes of calculating these percentages, the total number of warrants granted or extended during Fiscal 1996 was 3,279,463 which included 743,250 new grants in Fiscal 1996, and extensions of 2,536,213 warrants originally granted in 1991 and 1992.

(3) Potential realizable values reflect the difference between the warrant exercise price at the end of Fiscal 1996 and the fair value of the Company's common stock price from the date of the grant or extension until the expiration of the warrant. The 5% and 10% appreciation rates, compounded annually, are assumed pursuant to the rules promulgated by the SEC and do not reflect actual historical or projected rates of appreciation of the common stock. Assuming such appreciation, the following illustrates the per share value on the dates set forth (the expiration dates for the warrants), assuming the values set forth ($3.50 per share, which is the price at which the common stock has been sold in the Company's public offering; there is currently no trading market for the common stock):



          STOCK PRICE ON DATE        EXPIRATION
          OF GRANT OR EXTENSION         DATE           5%            10%
          _____________________      __________      ______         ______
          10/24/95: $3.50             10/24/00       $4.467         $5.637

          03/05/96: $3.50              3/25/99       $4.063         $4.686

          05/07/96: $3.50              5/07/99       $4.050         $4.658

     The foregoing values do not reflect appreciation actually realized by the Named Executives (See, "Option/Warrant/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/Warrant/SAR Value" Table, Below).

(4) Represents warrants to purchase common stock at $3.50 per share until October 24, 2000 granted to Mr. Keeling on October 24, 1995.

        AGGREGATED OPTION/WARRANT/SAR EXERCISES IN LAST FISCAL YEAR
           AND FISCAL YEAR-END OPTION/WARRANT/SAR VALUE TABLE

                                                Number of Securities    Value of
                                                Underlying              Unexercised In-the-
                                                Unexercised             Money
                                                Options/SARs at FY-     Options/SARs at
                                                End (#)                 FY-End ($)
___________________________________________________________________________________________
Name               Shares        Value          Exercisable/            Exercisable/
                   Acquired on   Realized ($)   Unexercisable (4)       Unexercisable(5)
                   Exercise      (3)
                   (#)(1)(2)
---------------    -----------   ------------   -----------------       -------------------
Fred E. Cooper      2,000          $6,000          1,180,045(6)         $3,358,385

David L. Purdy       -0-             -0-             950,000(7)         $2,850,000

Gary R. Keeling      -0-             -0-             150,000(8)         $  150,000

__________________

(1) This figure represents the number of shares of common stock acquired by each Named Executive upon the exercise of warrants.

(2) During the fiscal year ended September 30, 1996, Mr. Cooper exercised warrants to purchase 2,000 shares of common stock at $.50 per share; such warrants were granted on April 24, 1990.

(3) The value realized of the warrants exercised would be computed by determining the spread between the market value of the underlying securities at the time of exercise minus the exercise price of the option or warrant. For purposes of this calculation, the "market price" was determined to be $3.50 per share, the price per share in the Company's current public offering, although there is currently no market for the Company's common stock.

(4)  All warrants held by the Named Executives are currently exercisable.

(5) The value of unexercised warrants was computed by subtracting the exercise price of the outstanding warrants from $3.50 per share, the price per share in the Company's current public offering, although there is currently no market for the Company's common stock.

(6) Includes warrants to purchase: 238,000 shares of common stock at $.50 per share until April 24, 1995 (extended until April 24, 1998); 100,000 shares of common stock at $.50 per share until June 29, 1995 (extended until June 29, 1998); 300,000 shares of common stock at $.50 per share until March 25, 1996 (extended until March 25, 1999); 178,545 shares of common stock at $.50 until May 7, 1996 (extended until May 7, 1999); 150,000 shares of common stock at $1.00 per share until October 25, 1996 (extended until October 25, 1999); 3,500 shares of common stock at $1.00 per share until January 27, 1997; and 210,000 shares of common stock at $1.00 per share until January 27, 1997.

(7) Includes warrants to purchase: 250,000 shares of common stock at $.50 per share until April 24, 1995 (extended until April 24, 1998); 100,000 shares of common stock at $.50 per share until June 29, 1995 (extended until June 29, 1998); 300,000 shares of common stock at $.50 per share until March 25, 1996 (extended until March 25, 1999); and 300,000 shares of common stock at $.50 per share until May 7, 1996 (extended until May 7, 1999).

(8) Includes warrants to purchase: 50,000 shares of common stock at $.50 per share until June 29, 1995 (extended until June 29, 1998); and 100,000 shares of common stock at $3.50 per share until October 24, 2000.

Employment Agreements

Diasense has entered into employment agreements (the "Agreements") with Fred E. Cooper and David L. Purdy effective November 1, 1994, and Gary R. Keeling effective December 30, 1994, pursuant to which they will receive annual salaries of $100,000 and $50,000 and $100,000 respectively, which are subject to review and adjustment annually. As of the end of Fiscal 1995, such annual salaries had been increased to $150,000, $100,000 and $125,000, respectively. The initial term of the Agreements expires on October 31, 1999 and December 29, 1999, but continue thereafter for additional three-year terms unless any of the parties give proper notice of non-renewal. The Agreements also provide that in the event of a "change of control" of Diasense, Diasense is required to issue to Messrs. Cooper and Purdy shares of common stock equal to five percent (5%), and Mr. Keeling two percent (2%) of the outstanding shares of the common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreements (i) when 20% or more of Diasense's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of Diasense's directors are not Continuing Directors (as defined in the Agreement), or (iii) when a controlling influence over the management or policies of Diasense is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

In addition, in the event of a change in control within the term of the Agreements or within one year thereafter, Messrs. Cooper, Purdy and Keeling are entitled to receive severance payments in amounts equal to: 100% of their most recent annual salary for the first three years following termination; 50% of their most recent annual salary for the next two years; and 25% of their most recent salary for the next five years. Diasense is also required to continue medical insurance coverage for Messrs. Cooper, Purdy and Keeling and their families during such periods. Such severance payments will terminate in the event of the employee's death.

In the event that either Mr. Cooper or Mr. Purdy becomes disabled, as defined in the Agreements, they will be entitled to the following payments, in lieu of salary, such payments to be reduced by any amount paid directly to them pursuant to a disability insurance policy provided by the Company or its affiliates: 100% of their most recent annual salary for the first three years; and 70% of their most recent salary for the next two years. Mr. Keeling would be entitled to 100% of his most recent salary for the first year and 70% of his most recent salary for the next year.

The Agreements also generally restrict the disclosure of certain confidential information obtained by Messrs. Cooper, Purdy and Keeling during the term of the Agreements and restricts them from competing with Diasense for a period of one year in specified states following the expiration or termination of the Agreements.

In the event that Diasense is combined with BICO, as discussed herein, it is uncertain as to how Diasense's existing Employment Agreements will be treated, or whether they will be amended as part of the terms of the transaction. The Companies anticipate that, unless unforeseen additional entities become involved in the transaction, all parties to the Companies' Employment Agreements will stipulate that such combination does not constitute a "change in control" pursuant to the Employment Agreements.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                 MANAGEMENT AND SELLING SHAREHOLDERS

     The following table sets forth as of September 30, 1996, and as adjusted to reflect the issuance by Diasense of the Warrant Shares and the Primary Shares, certain information regarding the beneficial ownership of Diasense's Common Stock and the common stock of BICO by (i) each person known by Diasense to own beneficially more than 5% of the outstanding Common Stock of Diasense
(ii) each director and named executive officer of Diasense, and (iii) all directors and executive officers of Diasense as a group.

                          Beneficial Ownership    Beneficial Ownership     Beneficial Ownership of
                          Prior to Offering (1)    After Offering (1)      BICO Common Stock (1)
                          ______________________  ______________________   _______________________
Name and Address of
Beneficial Owner          Number (2)  Percentage   Number     Percentage    Number(3)  Percentage
----------------------    ----------  ----------   ---------- ----------    ---------  ----------
Biocontrol                11,975,000     52.0%     11,975,000    34.6%        N/A        N/A
Technology, Inc.
300 Indian Springs Rd.
Indiana, PA  15701

Fred E. Cooper             1,200,045      5.0%      1,200,045    3.5%       1,076,200    2.4%
Building 2500, 2nd Fl.         (4)                                             (5)
2275 Swallow Hill Rd.
Pittsburgh, PA  15220

David L. Purdy               998,000      4.1%        998,000    2.8%       1,007,340    2.3%
300 Indian Springs Rd.
Indiana, PA  15701

Anthony J. Feola             820,000      3.4%        820,000    2.4%         904,000    2.0%
Building 2500, 2nd Fl.         (8)                                             (9)
2275 Swallow Hill Road
Pittsburgh, PA  15220

C. Terry Adkins              116,000       *          116,000     *            35,000     *
1623 Forest Drive              (10)
Annapolis, MD  21403

Gary R. Keeling              178,500       *          178,500     *            15,000     *
Building 2500, 2nd Fl.         (11)
2275 Swallow Hill Road
Pittsburgh, PA  15220

All directors and          3,312,545     12.6%      3,312,545    9.5%       3,038,040    6.7%
executive officers
as a group (5 persons)

All other Warrantholders,  3,773,218     14.1%      3,773,218  10.9%           N/A       N/A
none of whom own more
than 1% of Diasense
Common Stock

_____________________________________________
*  Less than 1%

(1) Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of securities with respect to which such person has or shares: (i) voting power, which includes the power to vote or direct the vote of the security, or (ii) investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the column headed "Beneficial Ownership After Offering," the percentages have been calculated based on the assumption that all of the Primary Shares have been sold (which will likely occur over a period of time) and all of the Warrant Shares have been issued (which will likely occur over a period of time) and without giving effect to any other transactions in securities of the Company.

(2) As of September 30, 1996, there were 23,006,051 shares of Common Stock outstanding and Warrants to purchase 7,533,263 Warrant Shares outstanding.

(3) As of September 30, 1995, there were 36,944,118 shares of BICO common stock outstanding.

(4) Consists of (i) 20,000 shares of Common Stock currently beneficially owned by Mr. Cooper, (ii) 816,545 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $0.50 per share, and having expiration dates ranging from March 25, 1996 to June 29, 1998, and (iii) 363,500 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $1.00 per share, and having expiration dates ranging from October 25, 1996 to January 27, 1997. Mr. Cooper shares, with his wife, voting and investment power with respect to the Warrant Shares issuable upon exercise of the Warrants beneficially owned by Mr. Cooper. Mr. Cooper is the President and a director of Diasense and the Chief Executive Officer and a director of BICO. Mr. Cooper is entitled to certain shares of Common Stock upon a change of control of Diasense as defined in his employment agreement (See, "MANAGEMENT - Employment Agreements").

(5) Consists of (i) 676,200 shares of common stock of BICO currently held by Mr. Cooper and (ii) 400,000 shares of common stock of BICO issuable upon the exercise of warrants issued by BICO.

(6) Consists of (i) 48,000 shares of Common Stock currently held by Mr. Purdy, and (ii) 950,000 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $0.50 per share, and having expiration dates ranging from March 25, 1996 to June 29, 1998. Mr. Purdy shares, with his wife, voting and investment power with respect to 400,000 Warrant Shares issuable upon exercise of Warrants beneficially owned by Mr. Purdy. Mr. Purdy is Chairman of the Board of Directors and Chief Scientist of Diasense and the President, Treasurer and a director of BICO. Mr. Purdy is entitled to certain shares of Common Stock upon a change of control of Diasense as defined in his employment agreement (See, "MANAGEMENT - Employment Agreements").

(7) Consists of (i) 187,340 shares of common stock of BICO currently held by Mr. Purdy and (ii) 820,000 shares of common stock of BICO issuable upon the exercise of warrants issued by BICO.

(8) Consists of (i) 20,000 shares of Common Stock currently held by Mr. Feola and (ii) 800,000 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $0.50 per share, and having expiration dates ranging from March 25, 1996 to October 23, 2000. Mr. Feola shares, with his wife, voting and investment power with respect to the Warrant Shares issuable upon exercise of the Warrants beneficially owned by Mr. Feola. Mr. Feola is a director of Diasense and the Senior Vice President and a director of BICO.

(9) Consists of (i) 354,000 shares of common stock of BICO currently held by Mr. Feola and (ii) 550,000 shares of common stock of BICO issuable upon the exercise of warrants granted by BICO.

(10) Consists of (i) 16,000 shares of Common Stock currently held by Mr. Adkins and (ii) 100,000 Warrant Shares issuable upon the exercise of currently exercisable Warrants at an exercise price of $.50 per share and expiring
     June 29, 1998.   Mr. Adkins shares, with his wife, voting and investment
     power with respect to the Warrant Shares issuable upon the exercise of Warrants beneficially owned by Mr. Adkins. Mr. Adkins is Vice President of International Sales and a director of Diasense.

(11) Consists of (i) 28,500 shares of Common Stock currently held by Gary R. Keeling; (ii) 50,000 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $.50 per share and expiring June 29, 1998; and (iii) 100,000 Warrant Shares issuable upon the exercise of currently exercisable Warrants, at an exercise price of $3.50
     per share and expiring October 24, 2000.    Mr. Keeling is Vice President
     of Marketing and Sales and a director of Diasense.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Diasense and BICO (the "Companies") share common officers and directors. In addition, the Companies have entered into several intercompany agreements which are summarized below. Management believes that it was in the best interest of Diasense to enter into such agreements and that the transactions were based on terms as fair as those which may have been available in comparable transactions with third parties. However, no unaffiliated third party was retained to independently determine the fairness of such transactions. The Company's policy concerning related party transactions requires the approval of a majority of the disinterested directors.

In the event that Diasense is combined with BICO, as discussed herein, the related transactions set forth herein would be materially effected. For example, separate employment agreements would be unnecessary, as would the "Intercompany Agreements" described herein. Because the transaction is in a preliminary stage, and the terms of the transaction have yet to be negotiated or approved by the shareholders of either corporation, this discussion is set forth to reflect the relationships which exist as of the date of this document, when Diasense and BICO remained two different corporations.

Employment Relationships

The Board of Directors of the Company approved employment agreements effective November 1, 1994 for its officers and directors Fred E. Cooper and David L. Purdy, and effective December 30, 1994 for its officer and director Gary R. Keeling. (See, "Employment Agreements").

David L. Purdy, Chairman of the Board, Chief Scientist and a director of the Company, is a director of the BICO, Coraflex, IDT and Petrol Rem Boards. He is also the Chairman of the Board, President and Treasurer of BICO, the Chairman and the President and Treasurer of Coraflex. In addition to his salary paid by BICO, he is paid $100,000 per year by Diasense pursuant to his employment contract, and was paid $100,000 in salary by Diasense in Fiscal 1995. Fred E. Cooper, President and a director of the Company, is a director of the BICO, Coraflex, Barnacle Ban, IDT and Petrol Rem Boards. He is also the CEO and Executive Vice President of BICO, and President of Barnacle Ban. In addition to his salary paid by BICO, he is paid $150,000 per year by Diasense pursuant to his employment contract, and he was paid $150,000 by Diasense in Fiscal 1995. Anthony J. Feola, a director, is also a director on the BICO, Coraflex, IDT, Barnacle Ban and Petrol Rem Boards. He is also the Senior Vice President of BICO, President of Barnacle Ban, and the Secretary/Treasurer of IDT. Mr. Feola, an employee of Diasense until April 1994, was paid $160,000 by Diasense in Fiscal 1994.

Leases and Property

In April 1992, Diasense acquired an office condominium in Pittsburgh, PA (See, "Properties"). BICO moved its Pittsburgh offices to the Diasense office condominium and pays Diasense rent in the amount of $3,544 per month plus one-half of the utilities.

Four of the Company's current executive officers and/or directors and two former directors of the Company are members of the eight-member 300 Indian Springs Road Real Estate Partnership (the "Partnership") which in July 1990, purchased BICO's real estate in Indiana, PA, and each has personally guaranteed the payment of lease obligations to the bank providing the funding. The cost of the property to BICO was $1,084,852. The property was sold to the Partnership subject to the leaseback provision and outstanding liens for approximately $800,000; BICO received approximately $403,000 in cash as a result of the sale-leaseback. The sale price was determined by First West Virginia Bank. Each member of the Partnership received warrants in consideration of their personal guarantees. The six members of the Partnership who are also current or former officers and/or directors of the Company, David
L. Purdy, Fred E. Cooper, Gary R. Keeling, Jack H. Onorato, Richard M. Erenberg and C. Terry Adkins, each received warrants to purchase 100,000 shares of BICO's common stock at an exercise price of $.33 per share until June 29, 1995 (which were extended until June 29, 1998), and warrants to purchase 100,000 shares of Diasense's common stock at an exercise price of $.50 per share until June 29, 1995 (extended until June 29, 1999). The warrant exercise prices were
equal to the market prices of the common stock at the time of issuance.    Mr.
Keeling, who was not a director at the time of the transaction, joined the board in October 1991 and became a Vice President in October 1992. Mr. Adkins, who was not a director at the time of the transaction joined the board in March 1992 and became a Vice President in October 1992; Mr. Onorato, who was not a director at the time of the transaction, was a director until September 1992 when he became a director of BICO until April 1994. Mr. Erenberg, who was not a director at the time of the transaction, was a director until April 1993.

Intercompany Agreements

License and Marketing Agreement. Diasense acquired the exclusive marketing rights for the Noninvasive Glucose Sensor and related products and services from BICO in August 1989 in exchange for 8,000,000 shares of its common stock. That agreement was canceled pursuant to a Cancellation Agreement dated November 18, 1991, and superseded by a Purchase Agreement dated November 18, 1991. The Cancellation Agreement provides that BICO retain the 8,000,000 shares of Diasense common stock which BICO received pursuant to the License and Marketing Agreement.

Purchase Agreement. BICO and Diasense entered into a Purchase Agreement dated November 18, 1991 whereby BICO conveyed to Diasense its entire right, title and interest in the Noninvasive Glucose Sensor and its development, including its extensive knowledge, technology and proprietary information. Such conveyance includes BICO's patent received in December 1991 (See, "Business").

In consideration of the conveyance of its entire right in the Noninvasive Glucose Sensor and its development, BICO received $2,000,000. In addition, Diasense may endeavor, at its own expense, to obtain patents on other inventions relating to the Noninvasive Glucose Sensor. Diasense also guaranteed BICO the right to use such patented technology in the development of BICO's proposed implantable closed-loop system, a related system in the early stages of development.

In December 1992, BICO and Diasense executed an amendment to the Purchase Agreement which clarified terms of the Purchase Agreement. The amendment defines "Sensors" to include all devices for the noninvasive detection of analytes in mammals or in other biological materials. In addition, the amendment provides for a royalty to be paid to Diasense in connection with any sales by BICO of its proposed closed-loop system.

Research and Development ("R&D") Agreement. Diasense and BICO entered into an agreement dated January 20, 1992 in connection with the research and development of the Noninvasive Glucose Sensor. Pursuant to the agreement, BICO will continue the development of the Noninvasive Glucose Sensor, including the fabrication of prototypes, the performance of clinical trials, and the submission to the FDA of all necessary applications in order to obtain market approval for the Noninvasive Glucose Sensor. BICO will also manufacture the models of the Noninvasive Glucose Sensor to be delivered to Diasense for sale (See, "Manufacturing Agreement"). Upon the delivery of the completed models, the research and development phase of the Noninvasive Glucose Sensor will be deemed complete.

Diasense has agreed to pay BICO $100,000 per month for indirect costs beginning April 1, 1992, during the 15 year term of the agreement, plus all direct costs, including labor. BICO also received a first right of refusal for any program undertaken to develop, refine or improve the Noninvasive Glucose Sensor, and for the development of other related products. In July 1995, BICO and Diasense agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement pending the FDA's review of the 510(k) Notification.

Manufacturing Agreement. BICO and Diasense entered into an agreement dated January 20, 1992, whereby BICO will act as the exclusive manufacturer of the Noninvasive Glucose Sensor and other related products. Diasense will provide BICO with purchase orders for the products and will endeavor to provide projections of future quantities needed. The original Manufacturing Agreement called for the products to be manufactured and sold at a price to be determined in accordance with the following formula: Cost of Goods (including actual or 275% of overhead, whichever is lower) plus a fee of 30% of Cost of Goods. In July 1994, the formula was amended to be as follows: Costs of Goods Sold (defined as BICO's aggregate cost of materials, labor and associated manufacturing overhead) + a fee equal to one third (1/3) of the difference between the Cost of Goods Sold and Diasense's sales price of each Sensor. Diasense's sales price of each Sensor is defined as the price paid by any purchaser, whether retail or wholesale, directly to Diasense for each Sensor. Subject to certain restrictions, BICO may assign its manufacturing rights to a subcontractor with Diasense's written approval. The term of the agreement is fifteen years.

Warrants

From 1990 through October 31, 1996, Diasense issued warrants to purchase common stock to the following executive officers and directors:

To C. Terry Adkins in connection with his loan guarantee: warrants to purchase 100,000 shares at $.50 per share until June 29, 1995, which were extended until June 29, 1998 during 1995.

To Fred E. Cooper in connection with his loan guarantee: warrants to purchase 100,000 shares at $.50 per share until June 29, 1995 (extended until June 29, 1998 during 1995); for meritorious service in 1990: warrants to purchase 250,000 shares at $.50 per share until April 24, 1995 (extended until April 24, 1998 during 1995); in lieu of salary in 1991: warrants to purchase 150,000 shares of common stock at $1.00 per share until October 25, 1996 (extended until October 25, 1999 during 1996); as incentive warrants in 1991: warrants to purchase 300,000 shares at $.50 per share until March 25, 1996 (extended until March 25, 1999 during 1996), and warrants to purchase 200,000 shares at $.50 until May 7, 1996 (extended until May 7, 1999 during 1996); and for meritorious service in 1992: warrants to purchase 300,000 shares at $1.00 per share until January 27, 1997.

To Anthony J. Feola for meritorious service in 1990: warrants to purchase 100,000 shares at $.50 per share until April 24, 1995 (extended until April 24, 1998 during 1995) and 100,000 shares at $.50 per share until October 23, 1995 (extended until October 23, 2000 during 1995); as incentive warrants in 1991: warrants to purchase 300,000 shares at $.50 per share until March 25, 1996 (extended until March 25, 1999 during 1996); and warrants to purchase 300,000 shares at $.50 per share until May 7, 1996 (extended until May 7, 1999 during
1996).

To David L. Purdy for meritorious service in 1990: warrants to purchase 250,000 shares at $.50 per share until April 24, 1995 (extended until April 24, 1998 during 1995); in connection with his loan guarantee: warrants to purchase 100,000 shares at $.50 per share until June 29, 1995 (extended until June 29, 1998 during 1995); as incentive warrants in 1991 and 1992: warrants to purchase 300,000 shares at $.50 per share until March 25, 1996 (extended until March 25, 1999 during 1996); and warrants to purchase 300,000 shares at $.50 per share until May 7, 1996 (extended until May 7, 1999 during 1996).

To Gary R. Keeling in connection with his loan guarantee: warrants to purchase 50,000 shares at $.50 per share until June 29, 1995 (extended until June 29, 1998 during 1995); and for meritorious service in 1995: warrants to purchase 100,000 shares at $3.50 per share until October 24, 2000.

                         DESCRIPTION OF SECURITIES

Diasense was incorporated in the Commonwealth of Pennsylvania on July 5, 1989. Diasense has the authority to issue 40,000,000 shares of common stock at a par value of $.01, and 1,000,000 shares of preferred stock. As of November 30, 1996, approximately 22,979,051 shares of common stock were outstanding. No shares of Preferred Stock are outstanding. As of October 31, 1996, there were currently exercisable warrants outstanding to purchase 7,581,763 shares of the common stock of Diasense at exercise prices ranging from $.50 to $3.50 per share. The warrants have various expiration dates through October 14, 2001.

As of October 31, 1996, the Company had approximately 620 holders of record for its common stock and no holders of record for its preferred stock.

On July 19, 1993, Diasense's S-1 Registration Statement became effective with the Securities and Exchange Commission (the "SEC"). The following shares were originally registered with the SEC pursuant to such Registration Statement:
3,000,000 Primary Shares, which are authorized shares of Diasense common stock to be sold by the Company; 6,931,525 Warrant Shares, which underlie currently exercisable warrants to purchase Diasense common stock; and 4,760,012 Secondary Shares, which are outstanding shares of Diasense common stock purchased by certain shareholders in private placements. The Diasense public offering is self-underwritten.

As of September 30, 1996, 1,084,460 of the Primary Shares had been sold by Diasense at a price of $3.50 per share. In addition, as of September 30, 1996 220,512 registered Warrant Shares had been issued to warrantholders, and Warrants to purchase 280,000 Warrant Shares expired.

During fiscal 1994, Diasense also sold 91,667 shares of its common stock to foreign investors pursuant to Regulation S.

Diasense is not currently listed on any stock exchange or market. The Company acts as its own registrar and transfer agent for its common stock and its warrants. Diasense has applied for approval to be listed on the NASDAQ Small-Cap Market; such application was still pending as of the date of this Prospectus.

In December 1995, Diasense and BICO announced that their respective Boards of Directors had determined that it would be in the best interest of both companies to combine them. Although the Boards of Directors anticipate that such a combination would be accomplished via an exchange of all Diasense's outstanding common stock for BICO common stock, the transaction is subject to the approval of the shareholders of the Companies, and the terms have not been finalized. In the event that Diasense is combined with BICO, the existing characteristics of Diasense's common stock might be changed, subject to the terms of the transaction.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to cumulative voting rights in the election of directors. In cumulative voting, the holders of Common Stock are entitled to cast, for each share held, the number of votes equal to the number of directors to be elected. A holder may cast all of his or her votes for one nominee or distribute them among any number of nominees for election. Subject to any preferences that may be granted to any holders of Preferred Stock, the holders of Common Stock are entitled to receive, on a pro rata basis, dividends out of funds legally available for distribution, when and if declared by the Board of Directors, and to share ratably in the assets of Diasense legally available for distribution to its shareholders in the event of liquidation, dissolution or winding-up of Diasense. The holders of Common Stock have no preemptive, redemption or conversion rights. The shares of Common Stock currently outstanding are fully paid and nonassessable.

Preferred Stock

The Company's Articles of Incorporation permit the issuance of up to 1,000,000 shares of Preferred Stock. No shares of Preferred Stock are currently issued or outstanding. Diasense has no present intention to issue any such shares, although there can be no assurance that Preferred Stock will not be issued in the future.

Dividends

The Company has not paid cash dividends on its common stock or preferred stock since its inception and cash dividends are not presently contemplated at any time in the foreseeable future. The Company anticipates that any excess funds generated from operations in the foreseeable future will be used for working capital and to continue to fund the research and development of the Noninvasive Glucose Sensor. In accordance with the Company's Articles of Incorporation, cash dividends are also restricted under certain circumstances.

Warrants

As of October 31, 1996, there were outstanding warrants, all of which are currently exercisable, to purchase 7,581,763 warrant shares at exercise prices ranging from $0.50 to $3.50 per share and having expiration dates ranging from November 20, 1996 to October 14, 2001. As of October 31, 1996, there were approximately 150 holders of warrants. The warrants were issued to directors and officers of Diasense and to certain other persons for certain goods and services transferred or rendered to Diasense and, in the case of certain officers, in consideration of meritorious service. The number of shares of Common Stock issuable upon the exercise of the warrants and the exercise prices relating thereto are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, mergers, consolidations and reorganizations. The warrants may not be redeemed by Diasense prior to the expiration thereof.

Employment Agreement Provisions Related to Changes in Control

Diasense has entered into agreements (the "Agreements") with Fred E. Cooper, David L. Purdy and Gary R. Keeling pursuant to which they receive annual salaries of $100,000, $50,000 and $100,000 from Diasense, respectively, all of which are subject to review and adjustment annually. As of the end of Fiscal 1996, such annual salaries had been increased to $150,000, $100,000 and $125,000, respectively. The initial term of Messrs. Cooper's and Purdy's Agreements expire on October 31, 1999, and Mr. Keeling's expires on December 29, 1999, but the Agreements continue thereafter for additional three-year periods unless any party gives proper notice of non-renewal. The Agreements also provide that in the event of a "change of control" of Diasense, Diasense is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), and Mr. Keeling two percent (2%) of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the
Agreements: (i) when 20% or more of Diasense's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of Diasense's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of Diasense is exercised by any person or by persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (See, "Employment Agreements").

In the event that Diasense is combined with BICO, as discussed herein, it is uncertain as to how Diasense's existing employment contracts will be treated, or whether they will be amended as part of the terms of the transaction. The Companies anticipate that, unless unforeseen additional entities become involved in the transaction, all parties to the Companies' Employment Agreements will stipulate that such combination does not constitute a "change in control" pursuant to the Employment Agreements.

                      SHARES ELIGIBLE FOR FUTURE SALE

In the event that Diasense and BICO are combined, as discussed herein, it is uncertain as to how Diasense's outstanding common stock will be treated, including whether the numbers of shares outstanding and transferable which are set forth in this section, will change.

Upon completion of the Offering, Diasense will have outstanding 34,608,604 shares of Common Stock, assuming the issuance of all remaining Warrant Shares and the sale of all remaining Primary Shares. Of these shares, all of the shares of Common Stock offered hereby can be resold immediately without restriction under the Securities Act, except for any shares of Common Stock held by "affiliates" of Diasense (as defined below) and except as described below. Shares of Common Stock held by affiliates may not be sold unless the sale is registered under the Securities Act or unless they are sold pursuant to Rule 144 adopted under the Securities Act or another exemption from registration.

Certain shares of common stock held by existing stockholders were sold by Diasense in reliance upon exemptions from the registration requirements of the Securities Act and are "restricted securities" within the meaning of Rule 144. All such shares of Common Stock, except for the shares owned by BICO, plus an additional 20,500 shares, will be immediately eligible for resale in the public market without restriction on the effective date of this Prospectus pursuant to Rule 144(k). The number of such shares is approximately 10,918,884. Beginning 90 days after the effective date, no additional shares of Common Stock (excluding the shares owned by BICO) will be eligible for resale pursuant to Rule 144, subject to the limitations set forth below.

In general, under Rule 144 as in effect on the date of this Prospectus, a person (including an affiliate of Diasense) who owns shares of Common Stock for which at least two years have elapsed since the later of the date of acquisition of restricted securities from the Company or any affiliate of the Company is entitled to sell, in any three- month period commencing 90 days after the effective date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Diasense's Common Stock or (ii) the average weekly trading volume during the four calendar weeks immediately preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. A person who is not deemed to have been an affiliate of Diasense at any time during the 90 days immediately preceding the sale and who owns shares of Common Stock for which at least three years have elapsed since the later of the date of acquisition of restricted securities from the Company or any affiliate of the Company is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

Prior to and as of the date of this Prospectus, there has been no established public trading market for the Common Stock and there is no assurance that a market for the Common Stock will develop or be sustained after the Offering. The Company has applied to have the common stock listed on the NASDAQ Small-Cap Market, and such application is still pending as of the date of this Prospectus. No determination can be made as to the effect, if any, that market sales of shares or the availability for sale of these shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities.

                           PLAN OF DISTRIBUTION

The Primary Offering is a "best-efforts" offering, and will not be underwritten nor will any underwriter be engaged for the marketing, distribution or sale of
any shares registered hereby.    The Company reasonably believes that the
Offering will terminate no later than December 20, 1998 in accordance with the rules and regulations of the SEC. The Selling Shareholders may from time to time offer the Shares directly or through brokers, dealers or market- makers, who may receive compensation in the form of commissions or "spreads" (usually the difference between "bids" and "asked" prices) from the purchasers of the
Shares for whom they may act as agent.   Any dealers, brokers or agents that
participate in the distribution of shares may be deemed to be underwriters, and any profits on the sale of the shares by them and any discounts or commissions received by any such dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. If the Company offers any Shares directly by certain of its officers, the public offering price of the Shares offered by the Company at any given time will be the fixed offering price of $3.50 per share, the price per share at which Diasense sold shares of common stock in this Offering to date, and its last private offering. As of September 30, 1996, 1,084,460 of the Primary Shares had been sold by Diasense at a price of $3.50 per share. In addition, as of September 30, 1996, 220,512 registered Warrant Shares had been issued to warrantholders, and Warrants to purchase 280,000 Warrant Shares had expired

To the extent required at the time a particular offer of the shares by the Company is made, a supplement to this Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the shares purchased from the Company, and any discounts, commissions, or concessions allowed or reallowed to dealers, including the proposed selling price to the public.

To comply with the securities laws of certain jurisdictions, as applicable, the Common Stock may be offered and sold only through registered or licensed brokers or dealers. In addition, the Common Stock may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise.

The Company may issue additional warrants in the future and may choose to register the shares underlying such warrants pursuant to this Prospectus. To the extent that the Company chooses, in its sole discretion, to register warrant shares, it will amend this Prospectus to list the names of the warrantholders as selling shareholders. The Company will decrease the number of Primary Shares available for sale to allow for such warrant share registration in order to maintain the aggregate number of Primary Shares registered at 4,649,290 shares.

Subject to applicable laws or regulations, the Offering will not be terminated until all of the shares offered hereunder are sold, or until earlier terminated by the Company, in its sole discretion. The Company can give no assurance that any shares will be sold. There is no minimum number of shares that must be sold before any shares can be sold hereunder, and accordingly, there can be no assurance that proceeds received by the Company from the sale of shares will not be used for any purpose other than the expenses of this Offering.

Prior to and as of the date of this Prospectus, there has been no public market for the common stock. Diasense has applied to have the common stock listed on the NASDAQ Small-Cap Market; such application was still pending as of the date of this Prospectus. There can be no assurance that a market for the common stock will develop or, if developed, that a market will be sustained after the completion of the Offering. If a market for the common stock should develop, the common stock could trade at widely fluctuating market prices. The common stock may be a "penny stock" under the Penny Stock Reform Act unless certain conditions are satisfied. Certain disclosure requirements under such Act may make it more difficult for any market-makers to develop or sustain an active trading market in the common stock, and accordingly the liquidity and trading price of the common stock may be adversely affected.

Under the applicable rules and regulations of the Securities and Exchange Act of 1934 (the "Exchange Act"), any person engaged in the "distribution" (as defined in the Exchange Act) of Common Stock may not simultaneously bid for or purchase (or induce others to do so) common stock or to engage in market-making activities with respect to such common stock during such distribution, or for a period of nine business days prior to the commencement of any such distribution. In addition, and without limiting the foregoing, the Company will be subject to the anti- manipulation rules promulgated under the Exchange Act, including Rules 10b-2, 10b-6 and 10b-7, in connection with transactions in the common stock during the effectiveness of the Registration Statement of which this Prospectus is a part.

                  CERTAIN POSSIBLE TAX CONSEQUENCES TO WARRANTHOLDERS

The following is a summary of the principal federal income tax consequences to Warrantholders that will result from the exercise or lapse of the Warrants. This summary is not intended to be exhaustive, is for general information purposes only and does not describe state, local or foreign tax consequences resulting from the exercise or lapse of the Warrants. This summary does not consider the tax consequences of the particular circumstances under which any Warrantholder acquired Warrants. Each Warrantholder is advised to consult his or her tax advisor as to the tax consequences relating to the exercise or lapse of such Warrantholder's Warrants and such Warrantholder's particular circumstances.

Warrants Not Issued in Connection with the Performance of Services

Except as described below, the exercise of the Warrants will not be a taxable event for federal income tax purposes. A Warrantholder will have an adjusted tax basis in the Warrant Shares received equal to the sum of such Warrantholder's adjusted tax basis in the Warrants at the time of exercise and the amount paid for the Warrant Shares upon exercise of the Warrants. The holding period for the Warrant Shares so acquired will begin on the day after the date on which the Warrants are exercised.

Warrants Issued in Connection with the Performance of Services

In the case of Warrants that were issued in connection with the performance of services (within the meaning of Section 83(a) of the Code), the exercise of such Warrants will be a taxable event for federal income tax purposes. Warrants issued to an employee or independent contractor of Diasense that are issued on the same terms and conditions as to persons who are not employees or independent contractors may not be considered issued in connection with the performance of services.

The amount of taxable income recognized upon the exercise of the Warrants generally will be the fair market value of the Warrant Shares on the date of exercise less the sum of the amount paid for the Warrant Shares and the Warrantholder's adjusted tax basis in the Warrants at the time of exercise. However, if the date of exercise is fewer than six months after a Warrant was issued and the Warrantholder is subject to the "short-swing" profit rules promulgated under Section 16 of the Exchange Act, the date of taxability will be delayed until the earlier of (i) the expiration of such six-month period or
(ii) the first day on which the sale at a profit of the Warrant Shares received will not subject the Warrantholder to suit under Section 16 of the Exchange Act, unless the Warrantholder makes an election to be taxed at the date of exercise in accordance with Section 83(b) of the Code. In the event an election under Section 83(b) of the Code is not made, the fair market value to be used for purposes of calculating the amount of taxable income recognized as a consequence of the exercise of the Warrant will be the fair market value of the Warrant Shares on the date of taxability.

A Warrantholder will have an adjusted tax basis in the Warrant Shares received upon exercise of Warrants equal to the sum of (i) the amount paid for the Warrant Shares upon exercise of the Warrants, (ii) the amount included by the Warrantholder in income as a consequence of the exercise, and (iii) the Warrantholder's adjusted tax basis in the Warrants at the time of exercise. The sum of (i), (ii) and (iii) should, in most cases, equal the fair market value of the Warrant Shares on the date of taxability. The holding period for the Warrant Shares so acquired will begin on the later of the day after the date on which the Warrants are exercised or the date of taxability.

Expiration of Warrants

A Warrantholder who allows the Warrants to expire unexercised will be treated as having sold the Warrants for no consideration on the date they expire, and will recognize a loss in an amount equal to such Warrantholder's adjusted tax basis, if any, in the Warrants. Any loss so recognized will have the same character (capital or ordinary) as the Warrant Shares would have had in the hands of the Warrantholders.

         LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock offered hereby will be passed upon for Diasense by Sweeney & Associates P.C., Pittsburgh, Pennsylvania, counsel to Diasense. Thomas E. Sweeney, Jr., President of Sweeney & Associates P.C. owns warrants to purchase 40,000 shares of Diasense common stock at $0.50 per share until October 23, 2000, and warrants to purchase 60,000 shares of Diasense common stock at $1.00 per share until January 6, 1998.

                                  EXPERTS

The consolidated financial statements of Diasense as of September 30, 1996 and for prior Fiscal Years appearing in this Prospectus and Registration Statement have been audited by Thompson Dugan, P.C., independent accountants, as stated in their report thereon (which contain explanatory paragraphs with respect to going concern uncertainties) appearing elsewhere herein and in the Registration Statement, and have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                          FINANCIAL DISCLOSURE

Effective January 25, 1995, upon a determination by the Board of Directors, the Company engaged Thompson Dugan, P.C. as its independent auditors and accountants to replace Grant Thornton LLP. Thompson Dugan, P.C. also serves as the independent auditors and accountants for BICO, replacing Grant Thornton LLP. Neither company had any disagreements with Grant Thornton, LLP or Thompson Dugan, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                            ADDITIONAL INFORMATION

Diasense has filed a Registration Statement with the SEC under the Securities Act with respect to the Primary Shares and Warrant Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits thereto. For further information, reference is made to the Registration Statement and to the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copies of such contract or other document filed as an exhibit to the Registration Statement. The full text of each such statement is qualified in its entirety by reference to such contract or document. The Registration Statement, and the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 75 Park Place, 14th Floor, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60604. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the SEC, Washington, D.C. 20549.

Until 90 days after the effective date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                       INDEX TO FINANCIAL STATEMENTS

       The consolidated financial statements, together with the report thereon of the Company's independent accountants, are included in this report on the pages listed below.


Consolidated Financial Statements                                      Page

     Report of Independent Accountants Thompson Dugan, P.C.. . . . . . .F-1

     Consolidated Balance Sheets as of September 30, 1996;
       September 30, 1995 . . . . . . . . . . . . . . . . . . . . . . . F-3

     Consolidated Statements of Operations For the Fiscal
       Years Ended September 30, 1996, 1995, 1994;
       and July 5, 1989 (inception) through September 30, 1996 . . . . .F-4

     Consolidated Statements of Changes in Stockholders'
       Equity for the Fiscal Years Ended September 30, 1996,
       1995, 1994, 1993, 1992; the 12 months ended
       December 31, 1991, 1990, and from July 5, 1989
       (inception) through December 31, 1989 . . . . . . . . . . . . . .F-5

     Consolidated Statements of Cash Flows for the Fiscal Years
       Ended September 30, 1996, 1995, 1994; and July 5, 1989
       (inception) through September 30, 1996 . . . . . . . . . . . . . F-6

     Notes to Consolidated Financial Statements for the Fiscal
       Year Ended September 30, 1996. . . . . . . . . . . . . . . . . . F-7

No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the selling shareholders or any underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


TABLE OF CONTENTS. . . . . . .  Page                  11,602,553 Shares

Prospectus Summary . . . . . . . .2
The Offering . . . . . . . . . . .4
The Company. . . . . . . . . . . .4
Risk Factors . . . . . . . . . . .5                    Diasense, Inc.
Use of Proceeds. . . . . . .  . .11
Dividend Policy. . . . . . .  . .12
Dilution . . . . . . . . . .  . .12
Capitalization . . . . . . .  . .14                     Common Stock
Selected Financial Data. . .  . .14
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations . . . 15
Business . . . . . . . . . . . . 17
Management . . . . . . . . . . . 30
Summary Compensation Table . . . 32
Aggregated Option/SAR
 Exercises in Last Fiscal Year
 and Fiscal Year-End
 Option/SAR Values . . . . . . . 34
Security Ownership of Certain
 Beneficial Owners, Management
 and Selling Shareholders. . . . 36                     -------------------
Certain Relationships and                               P R O S P E C T U S
 Related Transactions. . . . . . 38                     -------------------
Description of Securities. . . . 41
Shares Eligible for Future Sale. 43
Plan of Distribution . . . . . . 44                      December 20, 1996
Certain Possible Tax Consequences
 to Warrantholders . . . . . . . 45
Legal Matters and Interests of
 Named Experts and Counsel . . . 46
Experts. . . . . . . . . . . . . 46
Additional Information . . . . . 46
Prospectus Delivery Requirements.47

                         THOMPSON DUGAN
                  CERTIFIED PUBLIC ACCOUNTANTS
                    ________________________

                       Pinebridge Commons
                     1580 McLaughlin Run Rd.
                      Pittsburgh, PA 15241



       Report of Independent Certified Public Accountants


Independent Auditors' Report

Board of Directors
Diasense, Inc.

     We have audited the accompanying consolidated balance sheets of Diasense, Inc. (a development stage company) as of September 30, 1996 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996, and for the period from July 5, 1989 (inception) through September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Diasense, Inc. as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, and for the period from July 5, 1989 (inception) through September 30, 1996, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in notes B and E to the financial statements, the Company is in the development stage and has incurred losses from operations and negative cash flows from operations for each of the three years in the period ended September 30, 1996 and from July 5, 1989 (inception) through September 30, 1996, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty, including adjustments relating to the recoverability and classification of recorded assets that might be necessary in the event the Company cannot continue to meet its financing requirements and achieve productive operations.

     In addition, as discussed in notes B and E, the Company is dependent upon its parent, Biocontrol Technology, Inc. (BICO) to continue to perform and fund contractual arrangements related to research, development and manufacturing activities of products for the Company. There has been and continues to be substantial doubt about BICO's ability to continue as a going concern due to their recurring losses from operations and negative cash flow. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.




November 21, 1996
/s/ Thompson Dugan

                                 Diasense, Inc.
                         (A Development Stage Company)
                          Consolidated Balance Sheets

                                       September 30,  September 30,
                ASSETS                      1996          1995
                                        -----------    -----------
Current assets
  Cash and cash equivalents (note A)    $ 1,143,312    $ 4,149,163
  Due from BICO (notes A and E)           1,777,197          -
  Inventory deposit - BICO (note F)       1,000,000      1,000,000
  Prepaid expenses                           14,313         14,782
                                        -----------    -----------
               Total current assets       3,934,822      5,163,945

Property and equipment - at cost (notes A and C)
  Building and improvements                 236,663        234,863
  Furniture and fixtures                     42,750         37,545
                                        -----------    -----------
                                            279,413        272,408
  Less accumulated depreciation              42,325         28,952
                                        ------------   -----------
                                            237,088        243,456
                                        -----------    -----------
               TOTAL ASSETS             $ 4,171,910    $ 5,407,401
                                        ===========    ===========

                      LIABILITIES and STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                      $    20,095    $    29,825
  Other accrued liabilities                     529          7,143
  Due to BICO (notes A and E)                -           1,287,012
                                        -----------    -----------
              Total current liabilities      20,624      1,323,980

Commitments and Contingencies (notes B and F)

Stockholders' equity
  Preferred stock, 1,000,000 shares authorized, none issued
  Common stock, 40,000,000 shares of $.01 par value
  authorized; issued and outstanding
  23,006,051 at Sep. 30, 1996 and
  22,524,320 at Sep. 31, 1995               230,061        225,243
  Additional paid-in capital             26,982,811     25,541,974
  Warrants                               12,334,348      4,690,315
  Deficit accumulated during the
  development stage                     (35,395,934)   (26,374,111)
                                        -----------    -----------
                                          4,151,286      4,083,421
            TOTAL LIABILITIES AND       -----------    -----------
                  STOCKHOLDERS' EQUITY  $ 4,171,910    $ 5,407,401
                                        ===========    ===========

The accompanying notes are an integral part of this statement.

                                                                                                       From July 5, 1989
                                         For the year ended    For the year ended  For the year ended ended(inception) thru
                                         September 30, 1996    September 30, 1995  September 30, 1994  September 30, 1996
                                         ------------------    ------------------  ------------------   ------------------
Research and development expenses
(notes A, E, F and I)                      $     -              $  3,487,882          $  2,807,508        $   10,556,405
General and administrative expenses
(notes E and  I)                              1,509,298            2,323,279             2,388,854            10,224,340

Warrant extensions (note G)                   7,644,033            4,650,000                -                 12,294,033

Technology and patent rights acquired (note E)     -                   -                    -                  2,650,000

Interest expense                                  1,575                3,459                   745                10,529

Other income - (note C)                        (133,083)            (103,106)              (52,026)             (406,778)

Other expense                                       -                 -                     -                     37,405
                                           --------------       --------------       --------------       ---------------
Net loss                                   $  (9,021,823)       $ (10,361,514)       $  (5,145,081)       $  (35,365,934)
                                           ==============       ==============       ==============       ===============
Net loss per common share (note A)         $       (0.39)       $       (0.54)       $       (0.29)       $        (2.07)
                                           ==============       ==============       ==============       ===============


The accompanying notes are an integral part of this statement.


             Diasense, Inc.
      (A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Note G)

For the period July 5, 1989 (inception) through September 30, 1996

                                                                                                          Deficit     Total
                                                                                                        Accumulated   Stock-
                                                                                            Additional   During the   Holders
                                                    Common Stock       Stock                 Paid-in    Development   equity
                                                   Shares   Amount   Subscribed   Warrants   Capital       Stage     (Deficit)
                                                -------------------- ----------   --------  ---------   -----------  ---------
July 10,1989 Issuance of stock to BICO in connection with
    obtaining License and Marketing Agreement    8,000,000   $80,000        $-         $-          $-           $-     $80,000
  Aug. 21 through Dec. 31, 1989 (various dates)
     First Private Placement                       656,000     6,560         -          -     321,440            -     328,000
  Sep. 29, 1989 - Issuance of stk in connection
    with patent rights acquired by BICO          1,040,000    10,400         -          -     509,600            -     520,000
  Net loss                                               -         -         -          -           -      (80,000)    (80,000)
                                                -------------------- ---------   --------   ---------  -----------   ---------
Balances at December 31, 1989                    9,696,000    96,960         -          -     831,040      (80,000)    848,000
  Jan. 1 to Dec. 31, 1990 (various dates)
    First private Placement                      1,240,000    12,400         -          -     607,600            -     620,000
  May 1, 1990 through Aug. 31, 1990 (various dates)
    First Private Placement
      Exchange of debt for shares of stk (Note H)  136,000     1,360         -          -      66,640            -      68,000
  Warrants issued - to BICO                              -         -         -     27,500           -            -      27,500
    Net loss                                             -         -         -          -           -     (497,628)   (497,628)
                                                -------------------- ---------   --------   ---------   -----------  ---------
Balances at December 31, 1990                   11,072,000   110,720         -     27,500   1,505,280     (577,628)  1,065,872
  Jan. 1 to Dec. 31, 1991 (various dates)
    First Private Placement                        768,000     7,680         -          -     376,320            -     384,000
    Second Private Placement                     3,948,250    39,482         -          -   3,896,468            -   3,935,950
  December 31, 1991 - common stock subscried             -         -
    62,500 shares at $ 1                                 -         -       625         -       61,875            -      62,500
  Warrants issued - to BICO                              -         -         -     19,085           -            -      19,085
  Net loss                                               -         -         -          -           -   (3,650,203) (3,650,203)
                                                -------------------- ---------   --------   ---------  ----------- -----------
Balances at December 31, 1991                   15,788,250   157,882       625     46,585   5,839,943   (4,227,831)   1,817,204
  Jan. 1 to Sep. 30, 1992 (various dates)
    Second Private Placement                       986,750     9,868         -          -     976,883            -      986,751
    Third Private Placement                          7,212        72         -          -      25,170            -       25,242
    Fourth Private Placement                       120,000     1,200         -          -     418,800            -      420,000
  Jan. 1992 - Exchange of debt for shares of stk   235,000     2,350         -          -     232,650            -      235,000
  Jan. 1992 - Common stk subscriptions recieved     62,500       625      (625)        -            -            -            0
  Net loss                                               -         -         -          -           -   (2,846,584)  (2,846,584)
                                                -------------------- ---------   --------   ---------   ----------- ---------
Balances at September 30, 1992                  17,199,712   171,997         -     46,585   7,493,446   (7,074,415)     637,613
  Sep. 30, 1992 to Oct. 31,1992(various dates)
    Fourth Private Placement                       180,000     1,800         -          -     628,200            -      630,000
  June 1993 thru July 1993 warrants exercised       25,000       250         -     (3,770)     28,520            -       25,000
  Net loss                                               -         -         -          -           -   (3,763,101)  (3,763,101)
                                                -------------------- ---------   --------   -------    ------------ -----------
Balances at September 30, 1993                  17,404,712   174,047         -     42,815   8,150,166  (10,837,516)  (2,470,488)
  Oct. 1, 1993 to Sep. 30, 1994(various dates)
    Registered Stock                               230,961     2,309         -          -     783,936            -      786,245
  Consulting service in exchange for stock           7,200        72         -          -      25,128            -       25,200
  Treasury Stock purchase                          (10,000)     (100)        -          -      (4,900)     (30,000)     (35,000)
  Treasury Stock sale                               10,000       100         -          -      34,900            -       35,000
  Nov. 1993 thru Aug. 1994 warrants exercised      105,000     1,050         -     (2,500)     38,950            -       37,500
  June 1994 Private Placement subject to Reg. S     91,667       917         -          -     287,834            -      288,751
  Net Loss                                               -         -         -          -           -   (5,145,081)  (5,145,081)
                                                -------------------- ---------   --------   ---------   ----------- ---------
Balances at September 30, 1994                  17,839,540   178,395         -     40,315   9,316,014  (16,012,597)  (6,477,873)
  Consulting service in exchange for stock          17,500       175         -          -      61,075            -       61,250
  May 1995 Exchange of debt for shrs of stk      3,000,000    30,000         -          -  10,470,000            -   10,500,000
  Oct. 1994 thru Sep. 1995 warrants exercised       29,512       295         -          -       9,771            -       10,066
  Warrant extensions                                     -         -         -  4,650,000           -            -    4,650,000
  Oct. 1, 1994 to Sep. 30, 1995(various dates)
    Registered Stock                               437,768     4,378         -          -   1,497,114            -    1,501,492
 July 12, 1995, unregistered stock to BICO       1,200,000    12,000         -          -   4,188,000            -    4,200,000
 Net Loss                                                -         -         -          -           -  (10,361,514) (10,361,514)
                                               --------------------- --------- ----------   ---------   ----------- ---------
Balances at September 30, 1995                  22,524,320   225,243         -  4,690,315  25,541,974  (26,374,111)   4,083,421
 Consulting service in exchange for stock:Reg.      10,000       100         -          -      34,900            -       35,000
 Consulting service in exchange for stock:Unreg.     5,000        50         -          -      17,450            -       17,500
 Oct. 1995 thru Sep. 1996 warrants exercised        56,000       560         -          -      27,440            -       28,000
 Warrant extensions                                      -         -         -  7,644,033           -            -    7,644,033
 Oct. 1, 1995 to Sep. 30, 1996(various dates)
   Registered Stock                                410,731     4,108         -          -   1,361,047            -    1,365,155
 Net Loss                                                -         -         -          -           -   (9,021,823)  (9,021,823)
                                               --------------------- --------- ----------  ----------  ------------    --------
Balances at September 30, 1996                  23,006,051  $230,061        $-$12,334,348 $26,982,811 $(35,395,934)  $4,151,286
                                               ===================== ========= ==========  ==========  ============   =========


                                 Diasense, Inc.
                         (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                       From July 5, 1989
                                         For the year ended    For the year ended  For the year ended ended(inception) thru
                                         September 30, 1996    September 30, 1995  September 30, 1994  September 30, 1996
                                         ------------------    ------------------  ------------------   ------------------

Cash flows from operating activities:
 Net loss                                   $ (9,021,823)        $ (10,361,514)      $ (5,145,081)       $ (35,365,934)
 Adjustments to reconcile net loss to net
 cash used by operating activities:
  Depreciation                                    13,373                10,022              8,137               42,325
  Stock in exchange for services                  52,500                61,250             25,200              138,950
  Increase receivable                             -                     -                       3              496,811
  Warrant extensions                           7,644,033             4,650,000             -                12,294,033
  Inventory deposit - BICO                             0            (1,000,000)            -                (1,000,000)
  (Increase) decrease in prepaid expenses            469                 1,210               (799)             (13,306)
  Increase (decrease) in payable due to BICO  (1,287,012)            4,688,494          4,225,899           10,500,000
  Increase (decrease) in accounts payable         (9,730)              (32,432)           (45,160)              20,095
  Increase (decrease) in accrued liabilities      (6,614)               (4,667)            11,017                  529
  Stk issued for License & Marketing Agreement     -                     -                  -                   80,000
                                            -------------        -------------      -------------        -------------
Net cash used in operating activities         (2,614,804)           (1,987,637)          (920,784)         (12,806,497)

Cash flows from investing activities:
  Purchase of property and equipment              (7,005)              (23,496)           (18,621)            (279,413)
  Net cash used in investing activities           (7,005)              (23,496)           (18,621)            (279,413)

Cash flows from financing activities:
  Advances to BICO                            (1,777,197)               -                  -                (2,295,569)
  Repayment of advances to BICO                   -                     -                  -                   587,140
  Proceeds from issuance of common stock       1,365,155             1,501,492            803,745           11,062,834
  Proceeds from issuance of common stk to BICO    -                  4,200,000             -                 4,200,000
  Proceeds from warrants exercised                28,000                10,066             55,000              118,066
  Treasury stock                                  -                     -                 (35,000)             (35,000)
  Proceeds from Regulation S                      -                     -                 288,751              288,751
  Proceeds from issuance of notes payable         -                     -                  -                   303,000
                                            -------------       --------------       ------------        --------------
Net cash provided (used) by fin. activities     (384,042)            5,711,558          1,112,496           14,229,222
                                            -------------       --------------       ------------        --------------
Net increase (decrease) in cash and cash      (3,005,851)            3,700,425            173,091            1,143,312
Cash and cash equivalents at beg of period     4,149,163               448,738            275,647               -
                                            ------------        --------------       ------------       --------------
Cash and cash equivalents at end of period  $  1,143,312        $    4,149,163       $    448,738       $    1,143,312
                                            ============        ==============       ============       ==============

The accompanying notes are an integral part of this statement.

                         DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
                      POLICIES

1.   ORGANIZATION

Diasense, Inc. (the Company) was incorporated in the Commonwealth of Pennsylvania on July 5, 1989 as a wholly owned subsidiary of Biocontrol Technology, Inc. (BICO). BICO owned approximately 52% of the stock of the Company at September 30, 1996. The Company and BICO are currently developing a Noninvasive Glucose Sensor (Sensor), which management believes will be able to measure the concentration of glucose in human tissue without requiring the drawing of blood. The Company plans to market the Sensor directly to diabetics, through their doctors' orders, and is currently negotiating with domestic and international distribution organizations.

The consolidated financial statements include the accounts of Diasense UK LTD. a 100% owned subsidiary of Diasense as of September 30, 1996.

2.   CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places temporary cash deposits in financial institutions and such deposits may be in excess of the FDIC insurance limit.

3.   PROPERTY AND EQUIPMENT

Property and equipment are accounted for at cost and are depreciated over their estimated useful lives on a straight-line basis.

4.   INCOME TAXES

The Company previously adopted Financial Accounting Standards Board Statement No. 109 (FAS 109), Accounting for Income Taxes, which requires the asset and liability method of accounting for income taxes. Enacted statutory tax rates are applied to temporary differences arising from the differences in financial statement carrying amounts and the tax basis of existing assets and liabilities. Due to the uncertainty of the realization of income tax benefits (note D), the adoption of FAS 109 had no effect on the financial statements of the Company.

                         DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES (Continued)

5.   ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the
reporting  period.   Actual results could  differ  from  those
estimates.

6.   NET LOSS PER COMMON SHARE

     Net loss per common share is based on the weighted average
number   of  common  shares  outstanding  which  amounted   to
22,983,654,  19,304,266 and 17,574,580  for  the  years  ended
September 30, 1996, September 30, 1995 and September 30, 1994, respectively. The loss per share does not include common stock equivalents since the effect would be anti-dilutive

For the period from July 5, 1989 (inception) to September 30, 1996, net loss per common share is based on the weighted average number of common shares outstanding and the number of common shares  issuable on the exercise of 1,708,000 warrants  issued in 1992; reduced by 488,000 common shares that were assumed to have been purchased with the proceeds from the exercise of the
warrants  at  an  assumed  price  of  $3.50  per  share.   The
inclusion of the warrants in the loss per share calculation is
required   by  the  rules  of  the  Securities  and   Exchange
Commission relative to the initial registration statement which included the company's financial statements through the period ended March 31, 1993. The registration statement became effective July 19, 1993. The weighted average number of common shares including the effect of the conversion of the warrants for the period from July 5, 1989 (inception) to September 30, 1996 amounted to 17,118,972.

7.   RESEARCH AND DEVELOPMENT

All research and development costs incurred by the Company, or by BICO on its behalf, are charged to operations as incurred.
Patent and technology rights acquired from BICO (Note E) have also been written off as a charge to operations.

8.   TREASURY STOCK

     The Company records treasury stock transactions using the par value method.

                         DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
            POLICIES (Continued)

9.   INTERCOMPANY ACTIVITY

Certain expenses are allocated by management between the Company, BICO and BICO's subsidiaries. These expenses are reimbursed to the paying entity through the use of intercompany accounts, which accounts are also used to account for non-interest bearing cash advances between the Companies.

NOTE B - OPERATIONS

The Company is developing the Sensor and has not, as yet, achieved a commercially marketable product. The ability of the Company to continue in existence is dependent on its having sufficient financial resources to maintain operations, to complete the research and development necessary to successfully bring the Sensor to market, and for marketplace acceptance. The Company has no other commercial products and is dependent on the successful development of the Sensor technology. The Company is selling shares of its common stock pursuant to an offering with the SEC which became effective July 19, 1993. Any funds generated by the Company through the sale of its common stock and any repayment of the $1,777,197 due from Bico would be used to finance its operations.

The Company is in the development stage, and accordingly, it has presented cumulative information on results of operations, cash flows, and changes in stockholders' equity since inception.

The Company has incurred significant losses and negative cash flows from operations from inception through September 30, 1996 and has a significant accumulated deficit as of September 30, 1996, raising substantial doubt about its ability to continue as a going concern. The Company has financed its losses and its research and development program primarily from the sale of the Company's common stock through private placements.

As a result of agreements with BICO relating to development and manufacture of the Noninvasive Glucose Sensor, Diasense is dependent on BICO for substantially all of its activities in connection with the development and manufacture of the Sensor, other than its marketing efforts. Pursuant to the Research and Development Agreement, BICO has undertaken the development of the Sensor and has assumed certain other obligations. In July 1995, the Company and BICO agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement pending FDA review of the Sensor. Pursuant to a manufacturing agreement between BICO and Diasense, BICO will manufacture the Sensor once development is completed.

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE B - OPERATIONS (Continued)

In the absence of such agreements with BICO, the research, development and manufacture of the Sensor could not continue as currently contemplated. BICO's ability to successfully complete the development of the Sensor, to obtain FDA approval in a timely fashion and to manufacture production units of the Sensor without significant delays or defects will directly affect Diasense's business and profitability. BICO has experienced, and continues to experience, substantial losses and financial difficulties. The consolidated financial statements for BICO for the year ended December 31, 1995 included disclosures which referred to the existence of substantial doubt about BICO's ability continue as a going concern. BICO has a net loss for the nine month period ended September 30, 1996 of $16,093,431 (unaudited) and for the fiscal year ended December 31, 1995 of $29,420,345, compared to a net loss for the fiscal year ended December 31, 1994 of $11,672,123. As of December 31, 1995, and September 30, 1996, BICO's accumulated deficit was $66,220,356 and $82,026,664 (unaudited) respectively.

In the past, BICO has financed its own operations from proceeds generated from private and public sales of its securities and from funds paid by Diasense to BICO for research and development of the Noninvasive Glucose Sensor. The failure of BICO to continue to exist as a going concern would have a material adverse effect on Diasense's business and ability to continue operations.

If BICO does not continue as a going concern, Diasense would need to rely on other arrangements to develop and manufacture the Sensor or to perform that work itself. There can be no assurance that Diasense would be able to find acceptable alternatives, negotiate acceptable collaborative arrangements with any alternative organizations, or to perform the work itself.

NOTE C - OTHER INCOME

Other income for the years ending September 30, 1996, 1995 and 1994 consists of $90,555, $62,811 and $12,826 of interest income and $42,528, $40,295 and $39,200 of rental income for their respective periods. Of the total rental income for the year ended September 30, 1996, 1995 and 1994, $42,528, $40,295 and
$38,700, respectively, was from BICO for office space under a lease which expires April 30, 1997.

NOTE D - INCOME TAXES

As of September 30, 1996, the Company has available approximately $20,700,000 of net operating loss carryforwards for federal income tax purposes. These carryforwards are available, subject to limitations, to offset future taxable income, and expire in the tax years 2005 through 2010. The Company also has research and development credit carryforwards available to offset federal income taxes of approximately $700,000 subject to limitations, expiring in the years 2005 through 2010.

The Company has temporary differences arising from different methods of accounting for the costs of patent and technology rights for financial statement and tax purposes. For financial statement purposes, these costs have been charged to operations. For tax
purposes,  the  costs  of  approximately  $2,650,000  have   been
capitalized and are being amortized over seventeen years.   Also,
the fair market value of Warrant Extensions have been recorded and expensed for financial statement purposes in the amount of $12,294,033 as of September 30, 1996. For tax purposes, warrant expenses are not recognized until the warrants are exercised.

The Company has not reflected any future income tax benefits for these temporary differences or for net operating loss and credit carryforwards because of the uncertainty as to their realization. Accordingly, the adoption of FAS 109 had no effect on the financial statements of the Company.

The  following  is a summary of the composition of the  Company's
deferred   tax  asset  and  associated  valuation  allowance   at
September 30, 1996 and 1995:

                                    1996          1995
                                  ----------   ----------
       Net Operating Loss         $7,038,000   $6,613,000
       Warrant Expense             4,179,971    1,581,000
       Patent Amortization           645,007      698,007
       Tax Credit Carry Forward      700,000      670,000
                                  12,562,978    9,562,007
       Valuation Allowance       (12,562,978)  (9,562,007)
                                  ----------    ---------
       Net Deferred Tax Asset             $0          $0
                                  ==========    =========

The deferred tax benefit and the associated increase in the valuation allowance are summarized in the following schedule:

                                                 Increase in
                                    Deferred      Valuation
                                   Tax Benefit    Allowance    Net
                                   -----------    ----------   --
   Year Ended September 30, 1996   $(3,000,971)   $3,000,971   $0
   Year Ended September 30, 1995   $(3,877,527)   $3,877,527   $0
   Year Ended September 30, 1994   $(1,872,557)   $1,872,557   $0
   From July 5, 1989 (inception)
     through September 30, 1996    $(12,562,978)  $12,562,978  $0

NOTE E - RELATED PARTY TRANSACTIONS

1.   SENSOR RELATED AGREEMENTS

The Company has a development agreement with BICO for the sensor. If successfully developed, the Sensor will enable users to measure blood glucose levels without taking blood samples. The Company acquired the right from BICO to one United States patent for $2,000,000 on November 18, 1991 which covers the process of measuring blood glucose levels non-invasively. Approval to market the Sensor is subject to federal regulations including the Food and Drug Administration (FDA). Each model of the Sensor is subject to clinical testing and regulatory approvals by the FDA.

The Company is dependent upon BICO for substantially all of its activities in connection with the completion of the development, clinical testing, FDA approval and manufacturing of the Sensor. BICO finances its operations from the sale of stock through private placements of its securities.

If BICO is unable to perform under the Research and Development or Manufacturing Agreements, the Company would need to rely on other arrangements to develop and manufacture the Sensor or perform these efforts itself.

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE E - RELATED PARTY TRANSACTIONS (Continued)

1.  SENSOR RELATED AGREEMENTS  (Continued)

The Company and BICO have entered into a series of agreements related to the development, manufacture and marketing of the Sensor. Under such agreements, BICO is required to carry out all steps necessary to bring the Sensor to market including 1) developing and fabricating the prototypes necessary for clinical testing; 2) performing the clinical investigations leading to FDA approval for marketing; 3) submitting all applications to the FDA for marketing approval; and 4) developing a manufacturable and marketable product. Diasense is to conduct the marketing of the Sensor. Following is a brief description of the agreements:

Manufacturing Agreement

The manufacturing agreement between the Company and BICO was entered into on January 20, 1992. Under such agreement, BICO is to act as the exclusive manufacturer of production units of the Sensor and to sell the units to the Company at a price determined by the agreement. The term of the agreement is fifteen years.

Research and Development Agreement

Under a January 1992 agreement effective April 1992, the Company is to pay BICO $100,000 for indirect costs per month, plus all direct costs for the research and development of the Sensor. This agreement replaced a previous agreement dated May 14, 1991 under which Diasense had been paying BICO $50,000 for indirect costs per month, plus all direct costs for the design and development activities. The term of the agreement expires in 2007. Under the terms of this agreement, BICO billed the Company for the years ended September 30, 1996, 1995 and 1994 and, for the period from July 5, 1989 (Inception) through September 30, 1996 in amounts of $0, $4,387,882, $4,007,508, and $14,860,667, respectively. In July 1995, the Company and BICO agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D Agreement, pending FDA review of the Sensor.

The monthly charges from BICO for indirect costs are reflected as general and administrative expenses and direct costs for the research and development of the Sensor incurred by BICO are reflected as R&D expenses in the statement of operations.

Purchase Agreement

In November 1991, the Company entered into a Purchase Agreement with BICO under which the Company acquired all of BICO's rights to the Sensor for a cash payment of $2,000,000 which was charged to operations.

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE E - RELATED PARTY TRANSACTIONS (Continued)

1.  SENSOR RELATED AGREEMENTS  (Continued)

Sublicensing Agreement

In 1989, BICO acquired rights to certain concepts and patents related to the Sensor from outside parties. The purchase price was $650,000, and was paid by the conveyance of stock in BICO and 1,040,000 shares of Diasense common stock. The $520,000 value of the Diasense stock issued was charged to the receivable due from BICO. On May 14, 1991, Diasense and BICO entered into a sublicense agreement under which Diasense acquired these rights from BICO for a cash payment of $650,000 which was charged to operations.

License and Marketing Agreement

In August 1989, BICO granted Diasense the exclusive right to represent BICO and to market the Sensor and related products worldwide. In exchange for these rights, Diasense conveyed 8,000,000 shares of its common stock to BICO. The assigned value of these shares was $80,000 which was charged to operations. In November 1991, this agreement was superseded when the Company purchased all rights to the Sensor technology.

2.   INTERCOMPANY ACTIVITY

For the fiscal year ended September 30, 1996, 1995 and 1994, net intercompany charges by the Company to BICO and its subsidiaries were $5,558, $301,413 and $138,570. During the year ended September 30, 1996 the Company had net intercompany charges and cash advances (non-interest bearing) to BICO amounting to $1,777,194. As of November 21, 1996 $500,000 of these advances had been repaid.

NOTE F - COMMITMENTS AND CONTINGENCIES

1.  RESEARCH AND DEVELOPMENT

Under terms of a Research and Development Agreement with BICO, the Company is to pay BICO $100,000 for indirect costs per month, plus direct costs associated with the research and development through January, 2007.

In July 1995, the Company and BICO agreed to suspend billings, accruals of amounts due and payments pursuant to the R&D
Agreement, pending FDA review of the Sensor.

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE F - COMMITMENTS AND CONTINGENCIES  (Continued)

2.  EMPLOYMENT AGREEMENTS

Diasense has entered into agreements with Fred E. Cooper, Gary R. Keeling and David L. Purdy pursuant to which they receive annual salaries of $150,000, $125,000 and $100,000 from Diasense, respectively, all of which are subject to review and adjustment annually. The initial term of the Agreements with Mr. Cooper and Mr. Purdy expires on October 31, 1999, but continue thereafter for an additional three-year period unless either party gives proper notice of non-renewal. The initial term of the Agreement with Mr. Keeling expires on December 29, 1999, but continues thereafter for an additional three year period unless either party gives proper notice of non-renewal. The Agreements also provide that in the event of a "change of control" of Diasense, Diasense is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%) and to Mr. Keeling shares of common stock equal to two percent (2%) of the outstanding shares of common stock of the Company immediately after the change in control.

3.  PURCHASE ORDER

In September 1995 the Company issued a purchase order to BICO for units of the Diasensor 1000 for $10,000,000. An initial deposit of $1,000,000 was paid to BICO at the time of the order and is recorded as "Inventory deposit - BICO" in the September 30, 1996 and 1995 financial statements. The classification and realization of this asset is dependent upon achieving sufficient production and sales of the Sensor and BICO's ability to continue as a going concern. Due to delays in achieving regulatory approval, payments under the purchase order have been postponed.

4.  LITIGATION

In May 1996, the Company, along with BICO and BICO's individual directors, was served with a federal class action lawsuit based on alleged violations of federal securities laws. The Companies have filed a Motion to Dismiss the suit and are aggressively defending against it. No determinations as to possible liability or exposure are possible at this time, although the Company does not believe that any violations of the securities laws have occurred.

5.  PENNSYLVANIA SECURITIES COMMISSION

In April, 1996, the Pennsylvania Securities Commission commenced an informal investigation into Diasense's sales of its common stock pursuant to its public offering in an effort to determine whether any sales were made improperly to Pennsylvania residents. The Company has been

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE F - COMMITMENTS AND CONTINGENCIES  (Continued)

5.  PENNSYLVANIA SECURITIES COMMISSION (Continued)

cooperating  fully  with the state and has provided  all  of  the
information  requested.   To date, no  determinations  have  been
made.

NOTE G - STOCKHOLDERS' EQUITY

    Common Stock

     The Company sold 2,800,000 shares of common stock at $0.50 per share, from August 1989 to May 1991 in connection with a joint private offering with BICO. The aggregate amount raised was $1,400,000, on which no commissions were paid to any third party.

    The Company sold 4,997,500 shares of common stock, at $1.00 per share, in a private offering from May 1991 to January
1992.   The aggregate amount  raised was  $4,985,201,  on   which
no   commissions were paid to any third party.

     The Company sold, in July 1992, 7,212 shares of common stock, at $3.50 per share, in a private offering to one accredited investor. The aggregate amount raised was $25,242, on which no commissions were paid to any third party.

     The Company sold 300,000 shares of common stock, at $3.50 per share, in a private offering from July 1992 through November
1992.   The aggregate amount raised was $1,050,000, on  which  no
commissions were paid to any third party.

     In December 1991, the Company issued 235,000 shares of common stock in exchange for the cancellation of outstanding promissory notes for $235,000.

     In June 1994, the Company sold 91,667 shares of its common stock pursuant to the requirements set forth in Regulation S of the Securities Act of 1933 ("Regulation S"). In connection with such sale, the purchasers and any entity which facilitated such sale undertook to ensure compliance with Regulation S, which among other things, limits a foreign investor's ability to trade the Company's stock in the United States. The Company received net proceeds in the amount of $288,751 pursuant to such sales.

      During 1995, the Company issued the following shares of its common stock to BICO: 3,000,000 shares at an assigned price of $3.50 per share in return for a corresponding reduction in the amount due from Diasense to BICO pursuant to the R&D Agreement of $10,500,000; and 1,200,000 shares of its common stock at a price of $3.50 per share.

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE G - STOCKHOLDERS' EQUITY (Continued)

     Common Stock  (Continued)

     In July, 1993, the Company commenced a public offering, which is continuing. As of September 30, 1996, an aggregate of 1,084,460
shares   had  been  issued  with  proceeds  to  the  Company   of
$1,365,153.   Of that total, 230,961 shares with net proceeds  of
$786,245  were  issued in fiscal 1994;  437,768 shares  with  net
proceeds  of  $1,501,492  were issued in  fiscal  1995;   410,731
shares with net proceeds of  $1,365,155 were sold in fiscal 1996;
and 10,000 shares were issued for consulting services at a charge to operations of $35,000 in fiscal 1996.

The Company issued unregistered common stock in exchange for consulting services of 7,200 shares in fiscal 1994, 17,500 shares in fiscal 1995, and 5,000 shares in fiscal 1996. The associated consulting service expense was recognized at a rate of $3.50 per share, which is the price at which the common stock was being sold in the Company's public offering.

Common Stock Warrants

At September 30, 1996, the Company has reserved 7,533,263 shares of the Company's unissued common stock for warrants which were outstanding and exercisable. Of these, warrants on 4,968,000 shares were issued to directors, officers, and employees for meritorious service, employment contracts, and personal guarantees on Company indebtedness. Also, warrants on 2,165,263 shares were issued to consultants and medical advisers and on 400,000 shares to individuals for personal guarantees on Company loans The per share exercise price for 4,055,000 shares is $.50, for 2,376,013 shares is $1.00 and for 1,102,250 shares is $3.50.
The fiscal years in which warrants expire are as follows:

          Warrant Expiration Year       Number of Shares
               1997              2,346,800
               1998              1,548,000
               1999              2,446,213
               2000                785,000
               2001                407,250
                                 ---------
                                 7,533,263
                                 =========

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE G - STOCKHOLDERS' EQUITY (Continued)

Common Stock Warrants (Continued)

The following is a summary of warrant transactions during fiscal years ended September 30,

                                         1996       1995      1994      1993
                                       --------- --------   --------  ---------
Outstanding beginning of year          7,077,213 6,891,525  6,871,525 6,946,525

Granted during the year                  743,250   265,200    125,000         0

Canceled during the year                (231,200)  (50,000)         0   (50,000)

Exercised during the years at prices
ranging from $.1875 to $1.00 per share   (56,000)  (29,512)  (105,000)  (25,000)
                                       ---------  --------- --------- ---------
Outstanding, and eligible for exercise 7,533,263  7,077,213 6,891,525 6,871,525
                                       =========  ========= ========= =========


During the period October 1, 1995 through September 30, 1996, the Company extended the exercise date of warrants to purchase 2,556,213 shares of common stock to certain officers, directors, employees and consultants. Warrants for 49,213 and 2,507,000 shares were originally granted at an exercise price of $1.00 and $.50 per share, respectively, and were extended at the same price. The assumed value of the stock when the extensions were granted was $3.50, which is the price at which the common stock has been sold in the Company's public offering; there is currently no trading market for the common stock. The Company recorded $7,644,033 against operations, which is the difference between the assumed value and warrant share price times the number of warrant shares extended.

During the period October 1, 1994 through September 30, 1995, the Company extended the exercise date of warrants to purchase 1,550,000 shares of common stock to certain officers, directors, employees and consultants. The warrants were originally granted at an exercise price of $.50 per share and were extended at the same price. The assumed value of the stock when the extensions were granted was $3.50. The Company recorded $4,650,000 against operations, which is the difference between the assumed value and warrant share price times the number of warrant shares extended.

In 1990, the Company granted warrants to purchase 800,000 shares of common stock at an exercise price of $.50 per share to eight current or former directors or officers of the Company or BICO who personally guaranteed the payment of a lease obligation to the bank for the premises occupied by BICO at the 300 Indian Springs Road location. The Company also granted warrants to purchase 100,000 shares of common stock each to an individual and his company at an exercise price of $.50 per share for personally guaranteeing the payment of an obligation related to the purchase of equipment by BICO. In addition, the Company granted warrants to purchase

                          DIASENSE, INC.
                  (A Development Stage Company)

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       September  30, 1996

NOTE G - STOCKHOLDERS' EQUITY (Continued)

Common Stock Warrants (Continued

100,000  shares  of  common  stock  for  services  performed   by
consultants at an exercise price of $.50. The Company recorded an estimated value of these warrants at $27,500 which was charged to operations.

NOTE H- SUPPLEMENT CASH FLOW INFORMATION

The Company's financing activities included the following noncash transactions.

1.    During  1992  and 1990, notes payable aggregating  $303,000 were canceled and exchanged for 371,000 shares of the Company's common stock.

  On March 31, 1995, the Company issued 3,000,000 shares of its unregistered stock to BICO in payment of $10,500,000 due to BICO.

Cash paid for interest and income taxes were as follows:
                                                           From July 5, 1989
                         Sept. 30,  Sept. 30,   Sept. 30,  (inception) thru
                           1996       1995        1994      Sept. 30, 1996
                         --------   --------    --------   -----------------
Interest Paid             $1,575      $3,459       $745             $10,529
                         ========   ========    ========   =================
Income Taxes Paid             $0          $0         $0                  $0
                         ========   ========    ========   =================
NOTE I - RECENTLY ISSUED ACCOUNTING PRINCIPLES

The Company has not yet adopted the implications of Statement of Financial Accounting Standard No. 123 - Accounting for stock-based compensation (FAS 123). The requirements of FAS 123 which will be effective for the year ended September 30, 1997 are not expected to be material to the Company's financial statements.

NOTE  J - SUBSEQUENT EVENTS

     In October 1996, the Company extended the exercise date of warrants to purchase 610,000 shares of common stock to certain officers and consultants. The warrants were originally granted at an exercise price of $1.00 per share and were extended at the same price. The assumed value of the stock when the extensions were granted was $3.50. The Company recorded $1,525,000 against operations, which is the difference between the assumed value and warrant share price times the number of warrant shares extended.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.

    SEC registration fee . . . . . . . . . . . . . . . . . . . .$ 16,068.87
    Duplicating and other expenses . . . . . . . . . . . . . . . . 5,000.00
    Fees and expenses of counsel . . . . . . . . . . . . . . . . .60,000.00
    Fees and expenses of accountants . . . . . . . . . . . . . . .60,000.00
    Blue sky fees and expenses . . . . . . . . . . . . . . . . . .10,000.00

     Total . . . . . . . . . . . . . . . . . . . . . . . . . . .$151,068.87
                                                                ===========
    All of the foregoing expenses have been paid by Diasense.

Indemnification of Directors and Officers.

Section 1713 of the Pennsylvania Business Corporation Law ("PBCL") and the Company's Bylaws limit directors' personal liability for monetary damages for any action taken or any failure to take any action under certain conditions and subject to certain limitations.

Sections 1741-1743 of the PBCL and the Company's Bylaws provide generally that the Company will indemnify its officers and directors for liabilities incurred by reason of the fact that such person is or was an officer or director of the Company or is or was serving as an officer or director of another entity at the request of the Company if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 1746 of the Pennsylvania Business Corporation Law, an officer or director may also be indemnified by the Company in other circumstances except where the act or failure to act giving rise to the claim for indemnification is determined to have constituted willful misconduct or recklessness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities.

Diasense sold 2,800,000 shares of Common Stock at $0.50 per share, from August 1989 to May 1991 to accredited investors and fewer than 35 non-accredited investors. The aggregate amount raised by Diasense was $1,400,000, on which no commissions were paid to any third party. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

Diasense sold 4,997,500 shares of Common Stock, at $1.00 per share, from May 1991 to January 1992, to accredited investors only. The aggregate amount raised was $4,997,500, on which no commissions were paid to any third party. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

Diasense sold, in July 1992, 7,212 shares of Common Stock, at $3.50 per share, to one accredited investor. The aggregate amount raised was $25,242, on which no commissions were paid to any third party. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

Diasense sold 300,000 shares of Common Stock, at $3.50 per share, to accredited investors only from July 1992 through November 1992. The aggregate amount raised was $1,050,000, on which no commissions were paid to any third party. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

In October 1991, Diasense issued to Brandt Distributors of Pittsburgh, Inc. ("Brandt") Warrants to purchase 100,000 Warrant Shares at an exercise price of $1.00 per share and having an expiration date of October 25, 1996, in exchange for Brandt making a $100,000 loan to Diasense. In December 1991, Diasense issued Brandt 235,000 shares of Common Stock in exchange for the cancellation of an outstanding promissory note for $235,000 executed by Diasense payable to Brandt. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering. In October 1991, Diasense issued to an affiliate of Brandt, 181, Inc. ("181, Inc.") Warrants to purchase 135,000 Warrant Shares at an exercise price of $1.00 and having an expiration date of October 25, 1996 in exchange for 181, Inc. making a $135,000 loan to Diasense. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

In addition to the Warrants issued to Brandt and 181, Inc. (as described above), and as of November 30, 1996, Diasense has issued Warrants to purchase 7,347,763 shares of Common Stock, at varying exercise prices and expiration dates, to certain directors and officers of Diasense, employees of BICO and other third parties in connection with the rendering of goods, services or other consideration to Diasense. In the case of certain directors of Diasense, Warrants were issued in consideration of meritorious service or as incentives. These transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

In June 1994, Diasense sold 91,667 shares of its common stock pursuant to the requirements set forth in Regulation S of the Securities Act of 1933 ("Regulation S"). In connection with such sale, the purchasers and any entity which facilitated such sale undertook to ensure compliance with Regulation S, which among other things, limits a foreign investors's ability to trade the Company's stock in the United States. The Company received net proceeds in the amount of $288,751 pursuant to such sales.

During 1995, Diasense issued the following shares of its common stock to BICO:
3,000,000 shares at an assigned price of $3.50 per share in return for a corresponding reduction in the amount due from Diasense to BICO pursuant to the R&D Agreement of $10,500,000; and 1,200,000 shares of its common stock at a price of $3.50 per share, for a total of $4,200,000.

                               EXHIBIT TABLE

Reports on Form 8-K

    The Company filed a Form 8-K report dated December 15, 1995. The items listed were Item 6, Resignation of Registrant's Directors; and Item 7(c), Exhibits.

    The Company filed a Form 8-K report dated February 20, 1996. The items listed were Item 5, Other Events; and Item 7(c), Exhibits.

    The Company filed a Form 8-K report dated February 26, 1996. The items listed were Item 5, Other Events; and Item 7(c), Exhibits.

    The Company filed a Form 8-K report dated February 27 1996. The items listed were Item 5, Other Events; and Item 7(c), Exhibits.

    The Company filed a Form 8-K report dated April 10, 1996. The items listed were Item 5, Other Events; and Item 7(c), Exhibits.

    The Company filed a Form 8-K report dated May 8, 1996.  The item listed was
    Item 5, Other Events.

Exhibits required by Item 601 of Regulation S-K

    The following Exhibits required by Item 601 of Regulation S-K are filed as part of this report. Except as otherwise noted, all exhibits are incorporated by reference from Exhibits to Form S-1 (Registration #33-56574) filed December 31, 1992 or from exhibits to Form 10-K filings subsequent to that date.

Exhibit                                           Sequential Page No.

3.1      Articles of Incorporation of Diasense, Inc., as amended . . . .N/A

3.2      Amended and Restated Bylaws of Diasense, Inc. . . . . . . . . .N/A

4.1      Form of Specimen Common Stock Certificate of Diasense, Inc. . .N/A

5.1      Legal Opinion of Sweeney & Associates P.C.. . . . . . . . . . . 78

10.1     Purchase Agreement dated as of November 18, 1991
         between Diasense, Inc. and Biocontrol Technology, Inc . . . . .N/A

10.2     Manufacturing Agreement dated as of January 20, 1992,
         between Diasense, Inc. and Biocontrol Technology, Inc.. . . . .N/A

10.3     Research and Development Agreement dated as of
         January 20, 1992 between Diasense, Inc. and
         Biocontrol Technology, Inc. . . . . . . . . . . . . . . . . . .N/A

10.4     Lease dated as of May 1, 1992 between Diasense, Inc.
         and Biocontrol Technology, Inc. . . . . . . . . . . . . . . . .N/A

10.5     First Amendment to Purchase Agreement dated as of
         December 8, 1992 between Diasense, Inc.
         and Biocontrol Technology, Inc. . . . . . . . . . . . . . . . .N/A

10.6(1)  Amendment to Manufacturing Agreement dated as of
         June 7, 1994 between Diasense, Inc. and
         Biocontrol Technology, Inc. . . . . . . . . . . . . . . . . . .N/A

10.7(1)  Deferral Agreement, dated as of July 1, 1994,
         between Diasense, Inc. and Biocontrol Technology, Inc.. . . . .N/A

10.8     Deferral Agreement dated as of September 30, 1994
         between Diasense, Inc. and Biocontrol Technology, Inc.. . . . .N/A

10.9     Employment Agreement dated as of November 1, 1994
         between Diasense, Inc. and Fred E. Cooper. . . . . . . . . .  .N/A

10.10    Employment Agreement dated as of November 1, 1994
         between Diasense, Inc. and David L. Purdy . . . . . . . . . . .N/A

10.11(2) Employment Agreement dated as of December 30, 1994
         between Diasense, Inc. and Gary R. Keeling . . . . . . . . .  .N/A

10.12(3) Distribution Agreement dated as of October 20, 1995 between Diasense, Inc. and IMACO Gesellschaft fur
         Non Invasive Systeme GmbH. . . . . . . . . . . . . . . . . . . N/A

10.13(4) Letter of Resignation of Director, Peter J. Gialames
         dated 12/6/95 . . . . . . . . . . . . . . . . . . . . . . . . .N/A

10.14(5) Press Release dated February 20, 1996 Re: Cancellation of IMACO Distribution Contract.. . . . . . . . . . . . . . . . N/A

10.15(6) Press Release dated February 26, 1996 Re: FDA Panel Review. .  N/A

10.16(7) Press Release dated February 27, 1996 Re: Continuation of Diasensor development. .  . . . . . . . . . . . . . . . . . N/A

10.17(8) Press Release dated April 10, 1996 Re: Alliance
         agreement with Samsung America, Inc. . . . . . . . . . . . . . N/A

24.1     Consents of Thompson Dugan, P.C. Independent
         Certified Public Accountants . . . . . . . . . . . . . . . . . .80

24.2     Consent of Counsel (Included in 5.1 above)   . . . . . . . . . .78

25.1     Power of Attorney of Fred E. Cooper (included under
         "Signatures"). . . . . . . . . . . . . . . . . . . . . . . . . .77

(1) Incorporated by reference from Exhibit with this title filed with the Company's Form S-1 filed August 17, 1994 at 33-82796

(2) Incorporated by reference from Exhibit with this title filed with the Company's Post-Effective Amendment No. 3 to Form S-1 at 33-56574 filed October 16, 1995

(3) Incorporated by reference from Exhibit with this title filed with the Company's Amendment No. 2 to Form S-1 at 33-82796 filed November 22, 1995

(4) Incorporated by reference from Exhibit with this title filed with the Company's Form 8-K dated December 15, 1995

(5) Incorporated by reference from Exhibit with this title filed with the Company's Form 8-K dated February 20, 1996.

(6) Incorporated by reference from Exhibit with this title filed with the Company's Form 8-K dated February 26, 1996.

(7) Incorporated by reference from Exhibit with this title filed with the Company's Form 8-K dated February 27, 1996.

(8) Incorporated by reference from Exhibit with this title filed with the Company's Form 8-K dated April 10, 1996.

Undertakings.

   The undersigned registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Conformed Copy                                                     Exhibit 25.1

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on this 19th day of December, 1996.

                                  DIASENSE, INC.

                                  By:  /s/  Fred E. Cooper
                                  Fred E. Cooper, President; Director

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

     Signature              Title                         Date
-------------------         ----------------------------  -----------------
/s/ David L. Purdy          Chairman of                   December 19, 1996
David L. Purdy              the Board; Chief Scientist;
                            Director

/s/ Fred E. Cooper          President and                 December 19, 1996
Fred E. Cooper              Director
                            (principal executive
                            officer, principal
                            financial officer and
                            principal accounting officer)

/s/ Anthony J. Feola        Director                      December 19, 1996
Anthony J. Feola

/s/ C. Terry Adkins         Vice President                December 19, 1996
C. Terry Adkins             International Sales;
                            Director

/s/ Gary Keeling            Vice President                December 19, 1996
Gary Keeling                Marketing and Sales;
                            Director

                      SWEENEY & ASSOCIATES P.C.
                         ATTORNEYS AT LAW

7300 PENN AVENUE                                   TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190


                             December 19, 1996

To the Board of Directors
Diasense, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of Diasense, Inc., a Pennsylvania corporation (the "Company"), with respect to:

     1.   The organization of the Company;

     2. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, of all the present outstanding and issued common stock of the Company; and

     3. The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non-assessability, when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by the registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission December 20, 1996 at 33-82796, (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

     (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

     (b) That the Company is authorized to have outstanding 40,000,000 shares of common stock of which 23,006,051 shares of common stock are outstanding as of September 30, 1996.

     (c) That the Company has taken all necessary and required corporate proceedings in connection with the creation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid; and

     (d) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit 5.1 of the Registration Statement.


                              Sincerely,

                              SWEENEY & ASSOCIATES P.C.



jdd

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated November 21, 1996 accompanying the financial statements of Diasense, Inc. We consent to the use of the aforementioned report appearing in this Post Effective Amendment No. 2 to Form S-1 Registration Statement No. 33-82796 of Diasense, Inc. and to the use of our name as it appears under the captions "Selected Financial Data" and "Experts" in such Post Effective Amendment. Our report on the financial statements referred to above includes explanatory paragraphs which discuss going concern considerations as to Diasense, Inc.



THOMPSON DUGAN, PC
Pittsburgh, Pennsylvania
December 20, 1996